                                LICENSE AGREEMENT

                                     BETWEEN

                        ALGOS PHARMACEUTICAL CORPORATION

                                       AND

                        MCNEIL CONSUMER PRODUCTS COMPANY

             REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN ***
              AND HAVE RECEIVED CONFIDENTIAL TREATMENT PURSUANT TO
                      RULE 406(b) UNDER THE SECURITIES ACT.

                                TABLE OF CONTENTS

                                                                                          PAGE

ARTICLE 1      DEFINITIONS.................................................................  1
ARTICLE 2      GRANT OF RIGHTS.............................................................  6
ARTICLE 3      MILESTONE PAYMENTS AND EQUITY INVESTMENT....................................  7
ARTICLE 4      ROYALTIES...................................................................  9
ARTICLE 5      RESEARCH AND DEVELOPMENT.................................................... 14
ARTICLE 6      CONFIDENTIALITY AND PUBLICITY............................................... 17
ARTICLE 7      PATENT PROSECUTION AND MAINTENANCE.......................................... 19
ARTICLE 8      COMPETING PRODUCTS AND INFRINGEMENT......................................... 22
ARTICLE 9      WARRANTIES, REPRESENTATIONS AND ACKNOWLEDGMENTS............................. 24
ARTICLE 10     TERM AND TERMINATION........................................................ 26
ARTICLE 11     INDEMNIFICATION............................................................. 27
ARTICLE 12     VCU LICENSE................................................................. 28
ARTICLE 13     MISCELLANEOUS............................................................... 29




SCHEDULE A     ALGOS PATENT RIGHTS
SCHEDULE B     MCNEIL  DENTAL  PAIN  STUDY  FOR  LICENSED   PRODUCT   COMPRISING
                    ACETAMINOPHEN
SCHEDULE C     ALGOS   DENTAL  PAIN  STUDY  FOR  LICENSED   PRODUCT   COMPRISING
                    ACETAMINOPHEN
SCHEDULE D     MILESTONE PATENT CLAIMS
SCHEDULE E     CONFIDENTIALITY AGREEMENT EFFECTIVE JULY  5, 1995
SCHEDULE F     DEVELOPMENT PLANS
SCHEDULE G     JOHNSON & JOHNSON UNIVERSAL CALENDAR EXAMPLE
SCHEDULE H     VCU LICENSE AGREEMENT
SCHEDULE I     J.A.M.S./ENDISPUTE RULES

                                LICENSE AGREEMENT

        THIS AGREEMENT is by and between ALGOS PHARMACEUTICAL CORPORATION, having an address at Collingwood Plaza, 4900 Route 33, Neptune, New Jersey 07753-6804 (hereinafter referred to as "ALGOS") and MCNEIL CONSUMER PRODUCTS COMPANY, a division of McNeil-PPC, Inc., having an address at 7050 Camp Hill Road, Fort Washington, Pennsylvania 19034 (hereinafter referred to as "McNEIL").

                                   WITNESSETH

        WHEREAS, Virginia Commonwealth University ("VCU") is the owner of certain patents and patent applications relating to use of NMDA Antagonists (as hereinafter defined) for the treatment of pain;

        WHEREAS, ALGOS collaborated with VCU in the development of the technology claimed in such patents and patent applications and has exclusively licensed from VCU such patent and patents applications under the VCU License (as hereinafter defined);

        WHEREAS, ALGOS has also developed proprietary know-how relating to the use of NMDA Antagonists for the treatment of pain; and

        WHEREAS, McNEIL wishes to acquire an exclusive license from ALGOS under such patents, patent applications and know-how, and ALGOS is willing to grant such license to McNEIL under the terms and conditions of this Agreement.

        NOW, THEREFORE, in consideration of the above premises and covenants contained herein, the parties agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

        As used in this Agreement, the following terms, when used with initial capital letters, shall have the following meanings, singular shall include the plural and vice-versa:

        1.1. ACETAMINOPHEN shall mean acetaminophen, and pharmaceutically acceptable salts of acetaminophen, alone or in combination with any other ingredient or ingredients other than an anesthetic or another analgesic, with the sole exceptions of NSAIDs. If McNEIL is in active human clinical development with a Licensed Product containing acetaminophen, or a pharmaceutically acceptable salt thereof, in combination with another ingredient not then approved for use as an analgesic or anesthetic by FDA in the U.S., Japan, the United Kingdom, Germany, France, Sweden, Italy or the Netherlands, then McNEIL's rights under this Agreement to pursue such Licensed Product shall continue even if such ingredient is later approved for such use by FDA in one of the above countries. For purposes of this Agreement, any Licensed Product containing acetaminophen, or a pharmaceutically acceptable salt thereof, in combination with one or more NSAIDs shall be deemed to be a Licensed Product comprising Acetaminophen and not a Licensed Product comprising NSAID.

        1.2. ACETAMINOPHEN MILESTONE PATENT shall mean the first patent to issue in the U.S. included in ALGOS Patent Rights containing Valid Claim(s) that would be infringed by all embodiments within the scope of milestone claim A set forth in Schedule D.

        1.3. AFFILIATE shall mean any entity that directly or indirectly controls, is controlled by or is under common control with a party to this Agreement, and for such purpose "control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management or the policies of the entity, whether through the ownership of voting securities, by contract or otherwise.

        1.4. ALGOS KNOW-HOW shall mean all information, trade secrets, data, inventions and know-how in the Field which is owned or controlled by or licensed (with a right of sublicense) to ALGOS at any time, prior to or during the term of this Agreement, including, without limitation, inventions described in patent applications, processes, techniques, methods, reports, protocols, improvements, products, apparatuses and other materials and compositions which are reasonably related to the Field including any information in the Field.

        1.5. ALGOS PATENT RIGHTS shall mean (a) all the patents and patent applications in the Field which are owned or controlled by or licensed (with a right of sublicense) to ALGOS, prior to or during the term of this Agreement (a listing of those presently known is identified in Schedule A, which is attached hereto and made a part of this Agreement and which shall promptly be updated by ALGOS), any foreign counterparts thereof, as well as all continuations, continuations-in-part, divisions and renewals thereof, all patents which may be granted thereon, and all reissues, re-examinations, extensions, patents of additions and patents of importation thereof.

        1.6. ALGOS RIGHTS shall mean the ALGOS Patent Rights and the ALGOS KNOW-HOW.

        1.7.   EFFECTIVE DATE of this Agreement shall mean ______________, 1996.

        1.8. FDA shall mean the United States Food and Drug Administration and successor bodies or corresponding foreign administrative bodies.

        1.9. FIELD shall mean the methods and/or compositions for the making, using and selling of NMDA Antagonist in combination with Acetaminophen or NSAID
* * * for the treatment of pain. "Field" may be narrowed pursuant to Sections 5.1, 5.3 or 5.4.

        1.10. FIRST COMMERCIAL SALE shall mean the first sale by McNEIL, its Affiliates or sublicensees of a Licensed Product to an independent third party in the Territory.

        1.11. FISCAL QUARTER shall mean each of the periods of time between January and March; April and June; July and September; and October and December; as determined by employing the Johnson & Johnson Universal Calendar system, as exemplified by Schedule G attached hereto.

        1.12. FISCAL YEAR shall mean the period of time commencing on the Monday following the Sunday closest to the end of the calendar month of December and terminating on the Sunday closest to the end of the immediately succeeding December in accordance with the Johnson & Johnson fiscal year used in its regular course of business.

        1.13. LICENSED PRODUCT shall mean any product in the Field which employs ALGOS KNOW-HOW or which would infringe a Valid Claim of ALGOS Patent Rights but for the licenses granted herein. The parties agree that all products developed or marketed by McNEIL during the term of this Agreement which comprise one or more NMDA Antagonists in combination with Acetaminophen or an NSAID and include claims for or are marketed for the analgesia enhancing effect of NMDA Antagonists fall within ALGOS KNOW-HOW.

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

        1.14. NDA shall mean a New Drug Application or any other application or procedure required to seek approval from the FDA to allow McNEIL or its Affiliates or sublicensees to sell Licensed Product in the United States or other countries.

        1.15. NET SALES shall mean the total revenue received by McNEIL, its Affiliates or sublicensees from the sale of Licensed Product to independent third parties less the following amounts: * * * * * * * * * * * * * * * * * * *

* * * * * * * * * * * * * * *

        In the event the sale described above is of Licensed Product in a form other than the final dosage form appropriate for human consumption or use, then the parties shall mutually determine in good faith an adjustment to the royalty provisions contained in this Agreement designed to approximate the aggregate royalty payment that would have been due to ALGOS had such sale been of Licensed Product in final dosage form. Such adjustment will not provide for royalties greater than that otherwise due hereunder on the same volume of active ingredient in final dosage form as sold in the market of final destination.

        In the event that Licensed Product is sold in the form of a package or kit containing one or more products other than Licensed Product (a "Packaged Product"), Net Sales for such Packaged Product will be calculated by multiplying actual Net Sales of such Packaged Product by the fraction A/(A+B) where A is the invoice price of the Licensed Product if sold separately by McNEIL, its Affiliates or sublicensees and B is the total invoice price of the one or more other products in the Packaged Product, if sold separately by McNEIL, its Affiliates or sublicensees, in each case on a country-by-country basis. If Licensed Product is provided in a Packaged Product as a sample (i.e., six (6) dosage units or less) then such shall not be considered a sale of Licensed Product.

        If, on a country-by-country basis, the one or more other products in the Packaged Product are not sold separately in said country by McNEIL or its Affiliates or sublicensees, Net Sales for such Packaged Product shall be calculated by multiplying actual Net Sales of such Packaged Product by the fraction A/C where A is the invoice price of the Licensed Product if sold separately by McNEIL, its Affiliates or sublicensees, and C is the invoice price of the Packaged Product, if sold separately by McNEIL, its Affiliates or sublicensees.

        If, on a country-by-country basis, the Licensed Product is not sold separately in said country by McNEIL, its Affiliates, or its sublicensees, Net Sales for such Packaged Product shall be calculated as provided immediately above except that A shall be the fair market value of the Licensed Product and C shall be the fair market value of the Packaged Product. If the parties cannot agree on such fair market values within forty-five (45) days of a request by either party that such values be determined, then such

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

question  shall be resolved  by an  independent  industry  expert as provided in
Section 13.1.

        1.16.   NMDA    ANTAGONIST    shall   mean   an   antagonist   for   the
N-methyl-D-aspartate receptor,* * * * * * * * * * * * * * * * * * * * * * * * *

* * * * * * * * * * * * * * *

        1.17. NSAID shall mean any of ibuprofen * * * and mixtures, isomers or pharmaceutically acceptable salts thereof, alone or in combination with any other ingredient or ingredients other than an anesthetic or any other analgesic. If McNEIL is in active human clinical development with a Licensed Product containing ibuprofen * * * or a mixture, isomer or pharmaceutically acceptable salt thereof, in combination with another ingredient not then approved for use as an analgesic or anesthetic by FDA in the U.S., Japan, the United Kingdom, Germany, France, Sweden, Italy or the Netherlands, then McNEIL's rights under this Agreement to pursue such Licensed Product shall continue even if such ingredient is later approved for such use by FDA in one of the above countries.

        1.18. NSAID MILESTONE PATENT shall mean the first patent to issue in the U.S. included in ALGOS Patent Rights containing Valid Claim(s) that would be infringed by all embodiments within the scope of milestone claim B set forth in Schedule D.

        1.19. PATENTED PRODUCT shall mean any product in the Field wherein its making, using or selling by McNEIL, its Affiliates or sublicensees would infringe a Valid Claim of ALGOS Patent Rights but for the licenses granted herein.

        1.20. PHASE III CLINICAL TRIAL(S) shall mean that portion of a clinical development program which provides for trials of a product on sufficient numbers of patients to establish the safety and efficacy of a product for the desired claims and indications. The trials may involve several hundred to several thousand patients enrolled at several sites and may include both controlled and uncontrolled studies.

        1.21. REGULATORY MARKETING EXCLUSIVITY shall mean the initial exclusive rights for McNEIL to market a particular Licensed Product in a country or jurisdiction within the Territory, as provided by regulatory action or protection by the FDA, where such exclusivity derives from the combination of Acetaminophen or an NSAID with an analgesia enhancing amount of an NMDA Antagonist. The parties agree that in the United States such exclusive rights shall mean the first time period provided by any grant of Hatch-Waxman exclusivity.

        1.22.  TERRITORY shall mean the world.

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

        1.23.  U.S.  shall mean the United States of America  (including  Puerto
Rico) and its territories and possessions.

        1.24. VALID CLAIM shall mean a claim in any unexpired, issued patent within the ALGOS Patent Rights which has not been held invalid or unenforceable by a non- appealed or unappealable decision by a court or other appropriate body of competent jurisdiction, and which is not admitted to be invalid through disclaimer or dedication to the public.

        1.25. VCU LICENSE shall mean the License Agreement of August 16, 1993 relating to the management of pain between ALGOS and VCU, as amended and attached hereto as Schedule H.

        1.26. VCU PATENT RIGHTS shall mean the patents and patent applications licensed to ALGOS under the VCU License and included in the ALGOS Rights.

                                    ARTICLE 2

                                 GRANT OF RIGHTS

        2.1. Subject to Section 2.2, ALGOS hereby grants to McNEIL and its Affiliates an exclusive license under ALGOS Rights to make, have made, use, sell and have sold products in the Field in the Territory. McNEIL may grant sublicenses without restriction to non-Affiliates which McNEIL or its Affiliates routinely use as distributors in foreign countries and to international pharmaceutical companies having a well established over the counter analgesic pharmaceutical franchise. Neither McNEIL, its Affiliate nor any sublicensee may grant a sublicense to any other third party except with the prior written consent of ALGOS, which consent shall not be unreasonably withheld or delayed. McNEIL shall require all sublicensees to make payments to ALGOS on the same terms applicable to McNEIL under Articles 3 and 4 of this Agreement.

        2.2.

               2.2.1.  McNEIL acknowledges that VCU has retained the right under
Section 2.1 of the VCU License to practice the "Patent Rights" (as defined in the VCU License Agreement) for its own noncommercial educational or research purposes.

               2.2.2. McNEIL acknowledges that all products of ALGOS or its licensees outside the Field are excluded from McNEIL's license hereunder and reserved to ALGOS. McNEIL covenants that it will not practice the ALGOS Rights in any manner except to make, have made, use, sell and have sold products in the Field in the Territory.

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

               2.2.3. McNEIL, its Affiliates and sublicensees shall mark all Licensed Products shipped or sold in accordance with applicable U.S. and foreign patent marking laws of the country of manufacture or sale and commercial customs of the country in question.

               2.2.4. ALGOS covenants that during the term of this Agreement it and its Affiliates will not, and it and its Affiliates will not license any third party to, sell a product comprising all of (a) an NMDA Antagonist, (b) acetaminophen or a pharmaceutically acceptable salt thereof, and/or ibuprofen *
* * or a mixture, isomer or pharmaceutically acceptable salt thereof, and (c) less than a recognized effective dose of an anesthetic or another analgesic. ALGOS' and its Affiliates' compliance with this covenant shall be determined only at the time of first commercial sale of ALGOS', its Affiliates' or its licensees' products; there will be no breach of this covenant if subsequently FDA approves an ingredient for analgesic or anesthetic use or if the dose of ingredient used in the Licensed Product is subsequently determined to be less than a recognized effective dose. This covenant shall expire as to products comprising acetaminophen or pharmaceutically acceptable salts thereof, or products comprising ibuprofen * * * or a mixture, isomer or pharmaceutically acceptable salt thereof, upon any expiration or termination of McNEIL's exclusive license to sell Licensed Products comprising Acetaminophen or NSAID, respectively.

               2.2.5. ALGOS shall notify McNEIL if at any time ALGOS or any of its Affiliates decide to either license or conduct a clinical trial for a product comprising (a) an NMDA Antagonist, (b) acetaminophen or a pharmaceutically acceptable salt thereof and (c) aspirin. McNEIL shall have the first right to negotiate with ALGOS or its Affiliates for rights to such product for a period of sixty (60) days from the date of ALGOS' notice. If the parties do not reach an agreement, ALGOS or its Affiliate may pursue such product or license it to any third party. If ALGOS or its Affiliates propose to license such product to a third party on terms less favorable to ALGOS or its Affiliates than those last offered by McNEIL, ALGOS or its Affiliates shall offer such terms to McNEIL and McNEIL shall have thirty (30) days to accept such terms.

        2.3. ALGOS hereby further agrees, at the written request of McNEIL, to grant direct licenses containing the same terms, conditions and provisions as this Agreement, except for the payments set forth in Section 3.1, to any Affiliate under the ALGOS Rights. Any such licensed Affiliate shall thereafter report Net Sales and make running royalty payments directly to ALGOS; provided, however, any such running royalty payments made directly to ALGOS by such Affiliate shall be treated as a royalty payment made by McNEIL for purposes of calculating the minimum royalty due hereunder to ALGOS under Sections 4.5 and
4.6. Additionally, ALGOS agrees that it will accept performance hereunder of any of McNEIL's obligations from any Affiliate or sublicensee of McNEIL, provided that McNEIL shall guaranty the performance of any such obligations.

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        2.4. McNEIL shall provide ALGOS with a copy of any sublicense  agreement promptly upon execution  thereof.  ALGOS shall forward another copy to VCU under
confidentiality   restrictions   at  least   substantially   equivalent  to  the
obligations of Article 6.

                                    ARTICLE 3

                    MILESTONE PAYMENTS AND EQUITY INVESTMENT

        3.1. McNEIL shall make lump sum payments in U.S. Dollars to ALGOS as follows:

                3.1.1. by ten (10) days after the full execution of this Agreement, an initial one-time milestone payment of Two Million Dollars ($2,000,000), which amount is intended to partially defray ALGOS' costs incurred prior to the Effective Date in the development of the ALGOS Rights and the conduct of clinical trials, including most recently a Phase II dextromethorphan/ibuprofen trial.

                3.1.2.  by sixty (60) days after * * * * * * * * * * * * * * * *

                3.1.3.  by sixty (60) days * * * * * * * * * * * * * * * * * * *

                3.1.4.  by sixty (60) days after * * * * * * * * * * * * * * * *

                3.1.5.  by sixty (60) days after * * * * * * * * * * * * * * * *

                3.1.6.  by sixty (60) days following * * * * * * * * * * * * * *

                3.1.7.  by sixty (60) days following * * * * * * * * * * * * * *

                3.1.8.  by sixty (60) days following * * * * * * * * * * * * * *

                3.1.9.  by sixty (60) days following * * * * * * * * * * * * * *

        For the avoidance of any doubt, it is explicitly agreed that only a single payment shall be made under each of Sections 3.1.1 through 3.1.9 and that any subsequent * * * * shall not incur any further milestone payments. Further, any * * * * shall not incur any milestone payments set forth above. The total of payments due under this Section 3.1 shall in no event exceed * * * If one or more milestone payments are made

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

with respect to a given Licensed Product comprising Acetaminophen or a given Licensed Product comprising a NSAID, such milestone payments need not be made again if a subsequent Licensed Product of either such type achieves such milestone, but any unpaid milestone amount shall be paid if a subsequent Licensed Product of either such type achieves the milestone.

        3.2. ALGOS shall arrange for its underwriters to offer McNEIL or its designated Affiliate the opportunity to purchase in ALGOS' initial underwritten public offering (IPO) of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, on the same terms as others purchasing in such IPO, a number of shares of the Common Stock of ALGOS equal to ten percent (10%) of the number of original issue shares sold in the IPO (including any over-allotments exercised by ALGOS' underwriters), up to a maximum investment of $6.5 million. McNEIL hereby confirms its intention to purchase such securities in ALGOS' IPO, provided the effective date of such IPO takes place within two (2) years of the Effective Date. However, McNEIL shall be under no obligation to purchase any or all of such securities.

        Notwithstanding anything in this Agreement to the contrary, in the event McNEIL fails to purchase, or make a bona fide offer to purchase, such securities (provided the IPO takes place within such two (2) year period), ALGOS shall have the right for a period of 90 days from the effective date of its offering to terminate this Agreement by giving McNEIL 10 days written notice. In the event ALGOS exercises its termination option purchase to this Section 3.2, it shall retain the initial payments hereunder.

        3.3. If McNEIL or its designated Affiliate purchases all or any portion of the securities described in Section 3.2 above, it agrees that neither it nor its affiliates, as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will, directly or indirectly, unless specifically permitted to do so in writing in advance by ALGOS, sell, transfer or otherwise convey, or agree to sell, transfer or otherwise convey to any non-Affiliate, any interest in all or any portion of such securities during the two year period following the effective date of the IPO without informing, and offering to discuss with, the management of ALGOS regarding such action at least seven (7) days prior to taking such action.

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                                    ARTICLE 4

                                    ROYALTIES

        4.1. Commencing in the Fiscal Year in which the First Commercial Sale of Patented Product takes place, McNEIL shall pay to ALGOS a running royalty based on aggregate Net Sales of Patented Products in the Territory as follows: * * * *
* * * * *

        4.2. Commencing in the Fiscal Year in which the First Commercial Sale of Licensed Product which is not a Patented Product takes place, McNEIL shall pay to ALGOS a running royalty of * * * of Net Sales of Licensed Product which is not a Patented Product sold in a country of the Territory during any time period of Regulatory Market Exclusivity for such Licensed Product in such country.

        4.3. No running royalties due under this Article shall be payable on sales transactions as between McNEIL and any Affiliate or sublicensee, the final vendee sale to an independent third party alone being used for the purposes of determining the running royalty payments due hereunder. Only one running royalty payment shall be payable on the sale of each Licensed Product and such running royalty will be provided in accordance with either Section 4.1 or 4.2 hereof but not both, with the higher of such royalties to apply in the event both tests are somehow satisfied.

        4.4. Net Sales of Licensed Product in any country where such Licensed Product is not a Patented Product and where no period of Regulatory Marketing Exclusivity for such Licensed Product is in effect shall incur no running royalties.

        4.5. Minimum royalties shall be due and payable by McNEIL for Patented Products comprising Acetaminophen in accordance with the following schedule:

Fiscal Year                                        Minimum Royalty
- -----------                                        ---------------

* * * * * * * * * *Chart Intentionally Omitted* * * * * * * * * *

        For purposes of this Section 4.5, "Fiscal Year 1" shall commence on the first day of the first full Fiscal Year after the U.S. FDA first approves an NDA for a Patented Product in the U.S. comprising Acetaminophen; or, if the first Licensed Product comprising Acetaminophen for which an NDA has been approved is not a Patented Product in the U.S. at the time of such FDA approval, the first day of the first full Fiscal Year after such approved product becomes a Patented Product in the U.S. by reason of patent issuance. Notwithstanding the foregoing, minimum royalties shall commence on the first day of the Fiscal Year commencing approximately * * * except as otherwise provided in the following paragraph, provided that (i) if McNeil has not

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submitted an NDA for Licensed Product comprising  Acetaminophen to the U.S. FDA, a Valid Claim exists in the U.S. claiming a method or composition comprising acetaminophen and an analgesia enhancing amount of dextromethorphan for the treatment of acute pain, or (ii) if McNEIL has submitted such an NDA, but such NDA has not been approved by the U.S. FDA, the Licensed Product comprising Acetaminophen for which McNEIL is seeking approval under such NDA would be a Patented Product in the U.S., if approved on such date. If minimum royalties do not commence as of * * * because the Licensed Product described under (ii) above would not be a Patented Product in the U.S. if approved on such date, but later a Valid Claim issues which would make such Licensed Product a Patented Product in the U.S. if it were approved, then minimum royalties shall commence on the first day of the first full Fiscal Year after the date of issuance of such Valid Claim. In all cases, minimum royalties shall be due and payable for * * * except that they shall expire early if, and as of the date, the last Valid Claim defining such Patented Product in the U.S. ceases to be a Valid Claim, or as of the date the Licensed Product under (ii) above for which approval is sought would no longer be a Patented Product in the U.S., if approved. In such event, minimum royalties shall be pro-rated for the portion of the Fiscal Year in which such Valid Claim existed or the Licensed Product under (ii) above for which approval is sought would have been a Patented Product in the U.S., if approved.

        If an NDA in the U.S. for a Patented Product in the U.S. comprising Acetaminophen has not been approved by the first day of the Fiscal Year commencing approximately * * * then McNEIL may seek a delay in the commencement of minimum royalties as provided in Section 4.7 if McNEIL demonstrates that it has designed and executed clinical trials, compiled data, prepared regulatory filings and pursued such filings with FDA in a manner consistent with its normal business practices when seeking prompt approval for NDA products. If McNEIL fails to demonstrate such performance, it will be liable for such minimum royalties but will not otherwise be in breach of this Agreement by reason of such failure. After an NDA has been approved in the U.S. for a Patented Product in the U.S. comprising Acetaminophen, minimum royalties shall commence as provided in the previous paragraph without regard to any delay previously experienced.

        If more than one Patented Products comprising Acetaminophen are pursued, minimum royalties shall apply to the class of all such products. If U.S. FDA approval for all previously approved Patented Products in the U.S. comprising Acetaminophen is suspended or revoked for reasons beyond the reasonable control of McNEIL, the minimum royalties hereunder shall be suspended for a like period.

        4.6. Minimum royalties shall be due and payable by McNEIL for Patented Products comprising an NSAID in accordance with the following schedule:

Fiscal Year                                        Minimum Royalty
- ----------                                         ---------------

* * * * * * * * * *Chart Intentionally Omitted* * * * * * * * * *

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

        For purposes of this Section 4.6, "Fiscal Year 1" shall commence on the first day of the first full Fiscal Year after the U.S. FDA first approves an NDA for a Patented Product in the U.S. comprising NSAID; or, if the first Licensed Product comprising NSAID for which an NDA has been approved is not a Patented Product in the U.S. at the time of such FDA approval, the first day of the first full Fiscal Year after such approved product becomes a Patented Product in the U.S. by reason of patent issuance. Notwithstanding the foregoing, minimum royalties shall commence on the first day of the Fiscal Year commencing approximately * * * except as otherwise provided in the following paragraph, provided that (i) if McNeil has not submitted an NDA for Licensed Product comprising NSAID to the U.S. FDA, a Valid Claim exists in the U.S. claiming a method or composition comprising an NSAID and an analgesia enhancing amount of dextromethorphan for the treatment of acute pain, or (ii) if McNEIL has submitted such an NDA, but such NDA has not been approved by the U.S. FDA, the Licensed Product comprising NSAID for which McNEIL is seeking approval under such NDA would be a Patented Product in the U.S., if approved on such date. If minimum royalties do not commence as of * * * because the Licensed Product described under (ii) above would not be a Patented Product in the U.S. if approved on such date, but later a Valid Claim issues which would make such Licensed Product a Patented Product in the U.S. if it were approved, then minimum royalties shall commence on the first day of the first full Fiscal Year after the date of issuance of such Valid Claim. In all cases, minimum royalties shall be due and payable for * * * except that they shall expire early if, and as of the date, the last Valid Claim defining such Patented Product in the U.S. ceases to be a Valid Claim, or as of the date the Licensed Product under (ii) above for which approval is sought would no longer be a Patented Product in the U.S., if approved. In such event, minimum royalties shall be pro-rated for the portion of the Fiscal Year in which such Valid Claim existed or the Licensed Product under (ii) above for which approval is sought would have been a Patented Product in the U.S., if approved.

        If an NDA in the U.S. for a Patented Product in the U.S. comprising an NSAID has not been approved by the first day of the Fiscal Year commencing approximately * * * then McNEIL may seek a delay in the commencement of minimum royalties as provided in Section 4.7 if McNEIL demonstrates that it has designed and executed clinical trials, compiled data, prepared regulatory filings and pursued such filings with FDA in a manner consistent with its normal business practices when seeking prompt approval for NDA products. If McNEIL fails to demonstrate such performance, it will be liable for such minimum royalties but will not otherwise be in breach of this Agreement by reason of such failure. After an NDA has been approved in the U.S. for a Patented Product in the U.S. comprising NSAID, minimum royalties shall commence as provided in the previous paragraph without regard to any delay previously experienced.

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

        If more than one Patented Products comprising NSAID are pursued, minimum royalties shall apply to the class of all such products. If U.S. FDA approval for all previously approved Patented Products in the U.S. comprising NSAID is suspended or revoked for reasons beyond the reasonable control of McNEIL, the minimum royalties hereunder shall be suspended for a like period.

        4.7. McNEIL shall promptly notify ALGOS if at any time it believes that there has been a substantial delay for reasons beyond its control notwithstanding its application of efforts as described in Sections 4.5, 4.6,
5.3 or 5.4, providing a detailed written explanation of the events, circumstances and duration of such delay and its program for seeking to avoid further delay. The parties shall seek to agree on whether McNEIL has in fact exercised such efforts and, if so, how long any affected deadline and/or payment requirement hereunder should be extended by reason of such delay. If the parties are unable to agree, the matter may be referred to an industry expert as provided in Section 13.1 at the request of either party.

        4.8. All running royalties shall be calculated and payable on a Fiscal Quarter basis and running royalties shall be paid within forty-five (45) days following the end of such Fiscal Quarter. Each such payment shall be accompanied by a written report indicating the volume of Licensed Products sold in each country, total revenue received and the amount of Net Sales during such Fiscal Quarter and a calculation of the royalties due. In the event that the running royalties, as calculated in accordance with Sections 4.1 and 4.2, for Patented Products comprising Acetaminophen, or those comprising NSAIDs, as the case may be, for a Fiscal Year in which a minimum royalty applies to such class of Patented Products, are less than the applicable minimum royalty for such Patented Products in such Fiscal Year, McNEIL in order to maintain its exclusive license under this Agreement shall pay to ALGOS, together with its payment of running royalties in accordance with Sections 4.1 and 4.2 for the reporting period ending with the close of the Fiscal Year, the shortfall between the minimum royalty and the running royalty. Such shortfall paid to ALGOS shall be creditable against any future running royalties, but not future minimum royalties, otherwise due on Patented Products comprising Acetaminophen, or those comprising NSAIDs, as the case may be, in the next subsequent Fiscal Year in which running royalties shall be payable.

        4.9. ALGOS shall have the right, at its own expense, for the period during which a running royalty is due to ALGOS and for three (3) full calendar years thereafter, to have an independent certified public accountant, to whom McNEIL has no reasonable objection, examine the relevant books and records of account of McNEIL during reasonable business hours and no more than once during each Fiscal Year, to determine whether appropriate payment has been made by McNEIL hereunder. The accountant shall disclose to ALGOS only information relating to the accuracy of the royalty report and the royalty payments made according to this Agreement. The information received by the accountant shall be held confidential except for information

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

necessary for disclosure to ALGOS to establish the accuracy of the royalty reports. If such inspection reveals a deficiency of greater than ten percent (10%) in amounts due in any Fiscal Year, McNEIL shall pay the full costs of such inspection. VCU shall have the same rights as ALGOS under this Section 4.9.

        4.10. The remittance of royalties payable on sales outside the U.S. will be payable to ALGOS in U.S. Dollars according to the official rate of exchange of the currency of the country from which the royalties are payable as quoted by The Wall Street Journal, New York edition, for the last day of the Fiscal Quarter for which the royalty payment is made. If the transfer or the conversion into U.S. Dollars in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in whatever currency is allowable and acceptable by ALGOS, to the credit and account of ALGOS or its nominees in any commercial bank or trust company of its choice located in that country. Prompt notice of this deposit shall be given by McNEIL to ALGOS.

        4.11. Any tax required to be withheld on royalties payable to ALGOS under the laws of any foreign country shall be promptly paid by McNEIL for and on behalf of ALGOS to the appropriate governmental authority and McNEIL shall furnish ALGOS with proof of payment of such tax together with official or other appropriate evidence issued by the appropriate governmental authority sufficient to enable ALGOS to support a claim for income tax credit in respect of any sum so withheld.

        4.12. Notwithstanding any provision of this Article 4 to the contrary, no running royalty or minimum royalty shall be due for any Licensed Product whose approved and marketed indications are limited to the treatment of cold, influenza, cough and/or dysmenorrhea, and/or pain associated with any of the foregoing or mouth pain.

                                    ARTICLE 5

                            RESEARCH AND DEVELOPMENT

        5.1. McNEIL has or shall initiate within sixty (60) days after the Effective Date of this Agreement and shall complete by * * * the dental pain study for Licensed Product comprising Acetaminophen in accordance with the protocol attached as Schedule B hereof. ALGOS shall within ten (10) days after the Effective Date of this Agreement deposit into an escrow account for the benefit of McNEIL a sum equal to the amount set forth in the budget for the dental pain study attached as Schedule B or Five Hundred Thousand Dollars ($500,000), whichever is less. The escrow agent shall be a U.S. bank or trust company selected by ALGOS, and interest earned in escrow will be for the account of ALGOS. The escrowed sum shall be paid to McNEIL or its designee within ten
(10) days after McNEIL's presentation to ALGOS of invoices,

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

receipts or other documentation evidencing out-of-pocket costs incurred in accordance with the study set forth in Schedule B. If McNEIL fails to initiate and complete the study as set forth above, and subject to Section 5.7, the remaining escrow funds shall be returned to ALGOS and the parties agree that ALGOS' sole remedy shall be the right to terminate the license under this Agreement for products in the Field comprising Acetaminophen under Section 10.2.

        5.2. ALGOS shall use diligent efforts to initiate within sixty (60) days following issuance of the final report for McNEIL's dental pain study on Licensed Product comprising Acetaminophen described in Section 5.1, and complete
* * * following such issuance, an additional dental pain study for Licensed Product comprising Acetaminophen in accordance with the protocol synopsis attached as Schedule C hereto. ALGOS shall be responsible for all costs associated with this study and shall promptly provide McNEIL with a copy of the final report for such study, provided, however, that McNEIL shall supply drug for use in the study at no cost to ALGOS. If ALGOS fails to initiate and complete the study as set forth above, and subject to Section 5.7, the parties agree McNEIL's sole remedy shall be the right to credit the sum of * * * against any future milestone payments due under Section 3.1.

        5.3. McNEIL shall initiate work on the development plan in accordance with the attached Schedule F for Licensed Product comprising Acetaminophen ("APAP Plan") and shall have completed Phase A and initiated required studies under Phase B of the APAP Plan on or before (a) * * * or (b) * * * upon payment to ALGOS of the onetime sum of * * * or (c) * * * upon timely payment. to ALGOS of the sum paid under (b) above and an additional onetime payment of * * * within thirty (30) days after * * * The payments made under (b) and (c) above to extend the date for completing the Phase A and initiating required studies under Phase B shall be at McNEIL's option. If McNEIL has not completed Phase A and initiated required studies under Phase B of the APAP Plan under (a), (b) or (c) above, the parties agree that ALGOS' sole remedy shall be the right to terminate the license under this Agreement for products in the Field comprising Acetaminophen under Section 10.2. If any substantial delay occurs in the completion of Phase A and/or initiation of required studies under Phase B of the APAP Plan for reasons beyond McNEIL's control notwithstanding the fact that McNEIL has designed and executed such study in a manner consistent with its normal business practices when seeking prompt approval for NDA products, then McNEIL may seek to extend such deadlines by demonstrating such diligence in accordance with Section 4.7.

        5.4. McNEIL shall initiate work on the development plan in accordance with the attached Schedule F for Licensed Product comprising a first NSAID ("NSAID Plan") and shall have completed Phase A and initiated required studies under Phase B of the NSAID Plan on or before (a) * * * or (b) * * * upon payment to ALGOS of the onetime sum of * * * or (c) * * * upon timely payment to ALGOS of the sum paid

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

under (b) above and an additional onetime payment of * * * The payments made under (b) and (c) above to extend the date for completing the Phase A and initiating required studies under Phase B shall be at McNEIL's option. If McNEIL has not completed Phase A and initiated required studies under Phase B of the NSAID Plan under (a), (b) or (c) above, the parties agree that ALGOS' sole remedy shall be the right to terminate the license under this Agreement for products in the Field comprising NSAID under Section 10.2. If any substantial, unexpected delay occurs in the completion of Phase A and/or initiation of required studies under Phase B of the NSAID Plan for reasons beyond McNEIL's control notwithstanding the fact that McNEIL has designed and executed such study in a manner consistent with its normal business practices when seeking prompt approval for NDA products, then McNEIL may seek to extend such deadlines by demonstrating such diligence in accordance with Section 4.7.

        5.5. Under Phase C of each of the development plans in accordance with Schedule F, McNEIL in consultation with ALGOS shall develop a plan and protocol for conducting a first Phase III Clinical Trial in the Field for each of Licensed Product comprising Acetaminophen and Licensed Product comprising a first NSAID. For the purposes of this Agreement the dental pain studies set forth in Phase A of the development plan of Schedule F for Licensed Product comprising Acetaminophen or a first NSAID shall not be considered a first Phase III Clinical Trial for the purposes of this Agreement. ALGOS and McNEIL agree that these first Phase III Clinical Trial activities shall be primarily paid for by McNEIL and implemented primarily by McNEIL or as otherwise agreed to by ALGOS and McNEIL and that any activities of ALGOS in this regard be controlled by McNEIL.

        5.6. If McNEIL and ALGOS have not for any reason agreed to a plan for carrying out the above described clinical work as contemplated in Section 5.5 above by * * * then McNEIL may unilaterally proceed with such trials and ALGOS shall reasonably cooperate to the extent required by McNEIL.

        5.7.  Should McNEIL or ALGOS fail to perform in accordance with Sections
5.1 or 5.2 above, the obligor shall provide the obligee with a written justification for such failure. The obligee will consider such justification, and will consider suggestions by the obligor party to modify the milestones and target dates specified in Sections 5.1 or 5.2., In the event that ALGOS and McNEIL fail to reach agreement on new milestones and target dates, ALGOS and McNEIL will submit to an independent industry expert new milestones and target dates according to the rules and procedures of Section 13.1. Should the obligor fail to meet the new milestones and target dates within the time frame as amended by the parties or established by arbitration, the obligee may then exercise the right specified in Sections 5.1 or 5.2.

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

        5.8. McNEIL and ALGOS each represent and warrant that the activities it performs under this Article 5 will be conducted in compliance with all applicable federal, state and local laws, regulations and guidelines in effect.

        5.9. Promptly after the Effective Date of this Agreement, ALGOS agrees to disclose to McNEIL all of the ALGOS KNOW-HOW reasonably needed by McNEIL to practice the rights and licenses granted hereunder and ALGOS shall provide
McNEIL with any material samples or written copies of ALGOS KNOW-HOW that it reasonably requests. ALGOS agrees to provide McNEIL with access to its relevant employees and consultants during the term of this Agreement in order to facilitate the transfer of ALGOS KNOW-HOW to McNEIL. ALGOS further agrees to continually disclose to McNEIL any and all newly developed or newly acquired ALGOS KNOW-HOW.

        5.10.

               5.10.1. Any intellectual property rights, including without limitation, patents, patent applications, inventions, and know-how (hereinafter referred to as "Intellectual Property") owned or controlled by either party prior to the parties entering into the Confidentiality Agreement of July 5, 1995, as amended, and set forth in Schedule E, shall remain the property of such party, subject only to the rights and licenses granted herein.

               5.10.2. All Intellectual Property in the Field conceived or first reduced to practice during the term of the Confidentiality Agreement set forth in Schedule E or during the term of this Agreement and one (1) year thereafter solely by personnel employed by or on behalf of one party shall be owned by such party. Such Intellectual Property conceived or first reduced to practice jointly by personnel employed by or on behalf of both McNEIL and ALGOS shall be owned by McNEIL, subject to a nonexclusive, worldwide, fully-paid license to ALGOS, with the right to grant sublicenses, for use outside the Field during the term of this Agreement. Conception and reduction to practice shall be determined under U.S. patent laws. Upon McNEIL's request and at McNEIL's expense, ALGOS agrees that it and its personnel will execute, acknowledge, and deliver to McNEIL all documents, including applications for patents, as may be necessary to enable McNEIL to publish or protect by patent or otherwise all jointly invented Intellectual Property in any all countries and to vest title in McNEIL, or its nominees, their successors or assigns, and shall render all assistance as McNEIL may require in any Patent Office proceeding or litigation involving such Intellectual Property.

               5.10.3. Any NDA or other regulatory registration application or permit in the Field resulting from the work hereunder shall be owned by McNEIL. Further, McNEIL shall be the sole communicator with FDA for NDA and for all other regulatory issues concerning Licensed Product.

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

               5.10.4.  The rights and obligations of Sections  5.10.1,  5.10.2,
5.10.3 and 5.10.4 shall survive termination of this Agreement.

        5.11.  ALGOS  shall  provide,  at  its  own  expense,   expert  support,
consulting services and other information and assistance to McNEIL in the preparation and filing of the first NDA in the U.S. for a Licensed Product comprising Acetaminophen and the first NDA in the U.S. for a Licensed Product comprising NSAID. ALGOS shall also provide, at its own expense, expert assistance in correspondence with FDA aimed at achieving approval of such NDAs, including but not limited to providing testimony and making its personnel available for meetings with FDA.

                                    ARTICLE 6

                          CONFIDENTIALITY AND PUBLICITY

        6.1. All information disclosed by one party to the other or developed by the parties pursuant to the terms of this Agreement shall be maintained confidential and used only for the purposes of this Agreement in accordance with this Article 6. Each party may also disclose the other's information to an Affiliate, agent, consultant, attorney or financial advisor who is under an obligation of confidentiality and non-use at least substantially equivalent to the obligations of this Article 6. McNEIL shall also be free to disclose the existence of this Agreement and the nature of the licenses granted hereunder to its Affiliates and prospective sublicensees, subject to an obligation of confidentiality and non-use. The term of maintaining confidentiality of all such information and the limitations on use shall be for a period of five (5) years after the date of termination of this Agreement. Each party shall guard such information as it normally guards any of its confidential, proprietary information. Notwithstanding the foregoing, each party shall be relieved of the confidentiality and limited use obligations of this Agreement if:

                6.1.1. the information was previously known to the receiving party as evidenced by the prior written records of such party;

                6.1.2. the information is or becomes generally available to the public through no fault of the receiving party; or

                6.1.3. the information is acquired in good faith in the future by the receiving party from a third party not under an obligation of confidence to the disclosing party with respect to such information.

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        6.2.  Notwithstanding  the  above  obligations  of  confidentiality  and non-use a party may:

                6.2.1. disclose information to a regulatory agency that is necessary to obtain regulatory approval in a particular jurisdiction; or

                6.2.2. disclose information to a government agency if the disclosure is necessary to protect the health and safety of the party's workers or the public or as required by law; or

                6.2.3. disclose information reasonably required in connection with the development, manufacture, use, sale, external testing or marketing trials of products in accordance with the terms of this Agreement; or

                6.2.4. disclose information by filing patent applications, the filing of which is contemplated by this Agreement, without violating the above secrecy provision.

In making such disclosures, the disclosing party shall obligate the recipient to secrecy, if possible.

        6.3. Except for the filing of a copy of this Agreement with the Securities & Exchange Commission to the extent required by law and such other public announcements as may hereafter become required by law, in the reasonable judgment of counsel, due to changes from the facts and circumstances in existence as of the Effective Date, no party hereunder shall disclose this Agreement or make any public announcement or filing concerning this Agreement or the subject matter hereof without the prior written consent of the other, not to be unreasonably withheld or delayed. In the event that pursuant to the foregoing ALGOS shall file a copy of this Agreement with the Securities & Exchange Commission, it shall use reasonable efforts to seek confidential treatment for all portions thereof requested by McNEIL. Any announcement or filing shall be made available to the other party in advance of publication or filing, as the case may be, for review and comment, not to be unreasonably delayed.

        6.4. With respect to information disclosed on or after the Effective Date between McNEIL and ALGOS under the provisions of this Agreement, the provisions of this Agreement shall govern and prevail. In the event of any conflict between this Agreement and the Confidentiality Agreement of July 5, 1995 between McNEIL and ALGOS, as amended, with respect to information disclosed on or after the Effective Date, the terms of this Agreement shall govern and prevail.

        6.5. The rights and obligations of this Article 6 shall survive termination of this Agreement.

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                                    ARTICLE 7

                       PATENT PROSECUTION AND MAINTENANCE

        7.1. ALGOS agrees to prosecute or cause to prosecute to allowance or final rejection in the United States the patent applications included in ALGOS Patent Rights. ALGOS shall issue as a patent each such application prosecuted to allowance. ALGOS shall pay all of its attorneys fees and other costs incurred in the preparation, filing and prosecution of the patent applications included in the ALGOS Patent Rights to allowance in the United States.

        7.2. ALGOS agrees to promptly provide (if not already provided) McNEIL with copies of:

                7.2.1. All patent applications included in ALGOS Patent Rights;

                7.2.2.   All  prior  art   searches   related  to  such   patent
applications and the subject matter of this Agreement; and

                7.2.3.  All  correspondence  to and  from the  U.S.  Patent  and
Trademark   Office  and  foreign   patent   offices   relating  to  such  patent
applications.

        7.3. McNEIL shall have the right to consult with ALGOS regarding the content of the patent applications included in ALGOS Patent Rights, prior art searches and correspondence, and to comment thereon. ALGOS shall consider all such comments offered by McNEIL, it being agreed, however, that all final decisions respecting conduct of the prosecution of said patent applications shall rest solely in the discretion of ALGOS, subject to VCU's right to approve patent filings pursuant to Section 6.1 of the VCU License.

        7.4. ALGOS shall promptly notify McNEIL in the event ALGOS decides at any time to abandon or discontinue prosecution of any one or more of the U.S. patent applications included in ALGOS Patent Rights. Such notification will be given as early as possible which in no event will be less than ninety (90) days prior to the date on which said application(s) will become abandoned. McNEIL shall have the option, exercisable upon written notification to ALGOS, to assume full responsibility for the prosecution of the affected patent application(s), subject to Section 6.2 of the VCU License. If ALGOS abandons or discontinues prosecution of a U.S. patent application included in ALGOS Patent Rights, then all such affected U.S. patent application(s) shall be promptly exclusively licensed to McNEIL, its Affiliates and sublicensees at * * * the running royalty rate provided for in this Agreement.

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        7.5. ALGOS shall file and prosecute patent applications covering Canada,
Japan,  the  United  Kingdom,  France,  Germany,  Italy,  Spain,  Sweden and the
Netherlands unless otherwise agreed by the parties, and any other foreign countries which ALGOS may designate in writing (collectively, hereinafter the "ALGOS List"), and any additional foreign countries which may be designated in writing by McNEIL (the "McNEIL List"). McNEIL shall be permitted to consult with ALGOS in the selection of foreign patent counsel and in the preparation and prosecution of said foreign patent applications. McNEIL agrees to pay the reasonable attorney fees and costs incurred on or after the Effective Date by ALGOS, not to exceed a maximum of * * * associated with the filing and prosecution of foreign patent application(s) in the countries on ALGOS' List and international or regional patent applications (e.g., the Patent Cooperation Treaty or European Patent Convention) designating one or more countries in the ALGOS List. All invoices for such attorney fees shall be forwarded to McNEIL within sixty (60) days of the service being rendered. ALGOS shall have the first right to bear the attorney fees and costs associated with patent applications in countries appearing on McNEIL's List, and in countries appearing on ALGOS' List to the extent not paid by McNEIL. If ALGOS prosecutes any said foreign patent application to grant, McNEIL and its Affiliates shall have an exclusive license under the claims of said granted patent in accordance with the terms of this Agreement, including the royalties provided herein. In the event ALGOS elects not to pursue any such foreign patent application, then ALGOS shall give McNEIL written notice thereof at least thirty (30) days prior to any applicable deadline. McNEIL may thereafter continue prosecution at McNEIL's own cost. If McNEIL prosecutes such application to grant, McNEIL and its Affiliates shall have an exclusive license under the claims of said granted patent in accordance with the terms of this Agreement, except that they shall pay running royalties at * * * the rates provided herein.

        7.6. ALGOS shall pay all official taxes, annuities and fees required to keep in force U.S. and foreign patents included in ALGOS Patent Rights and shall submit evidence to McNEIL that said government fees have been timely paid. McNEIL shall reimburse ALGOS for such expenses as provided in Section 7.7 below. If ALGOS elects not to make such payments in any country designated by McNEIL in the McNEIL List for maintenance of such patents, ALGOS shall provide McNEIL with timely notice of such election and McNEIL may assume such maintenance. In such event, McNEIL's exclusive license under the claims of such patents shall continue in accordance with the terms of this Agreement, including the royalties provided herein, and McNEIL may credit the amount of such payments against running royalties and minimum royalties owed on Net Sales made in such country following the date of the ALGOS notice described above.

        7.7. McNEIL agrees to reimburse ALGOS for all official taxes, annuities and fees incurred on or after the Effective Date by ALGOS and required to keep in force those U.S. and foreign patents included in ALGOS Patent Rights. In the event McNEIL

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has no further interest in maintaining a patent,  McNEIL shall give ALGOS thirty
(30) days written notice thereof and ALGOS may thereafter continue maintenance of said patent at its own cost. In such event, McNEIL, its Affiliates and sublicensees shall have a nonexclusive license under the claims of said granted patent in accordance with the terms of this Agreement, including the royalties provided herein.

        7.8. It is understood and agreed that any and all costs paid for by McNEIL for the preparation, filing, prosecution and maintenance of foreign patent application and patents included in the ALGOS Patent Rights under this
Article 7 shall be * * *

        7.9. Should a priority or opposition contest develop in any Patent Office throughout the world relating to a patent or patent application within the ALGOS Patent Rights, the parties acknowledge that VCU may have the first right to control such action pursuant to Section 7.6 of the VCU license. If VCU does not assume control of the action, ALGOS shall have the right, but not the obligation, to control the contest and bear the costs thereof. If ALGOS does not assume control of the action, McNEIL may control the contest and bear the costs thereof. If McNEIL assumes control of the contest, ALGOS shall provide McNEIL with all cooperation and documents required by McNEIL to prosecute such priority or opposition contest including cooperation of any licensor or consultants of ALGOS. ALGOS shall have the right to participate in such contest, or designate its own counsel to so participate, at ALGOS' own expense, throughout each step of such priority or opposition contest. In the event that McNEIL does not wish to maintain a patent or patent application in any country of the Territory where such a contest has developed then ALGOS shall be given sixty (60) days notice in which to elect to continue maintaining such patent or patent applications at ALGOS' own expense. If ALGOS elects to maintain such a patent or patent application, such patent or patent application shall be nonexclusively licensed to McNEIL, its Affiliates and sublicensees in accordance with the terms of this Agreement, including the royalties provided herein.

        7.10. McNEIL shall notify ALGOS in writing at least thirty (30) days in advance before McNEIL or any of its Affiliates or sublicensees brings any action challenging any ALGOS Patent Rights. In such notice, McNEIL shall describe in detail the nature of such action, the position to be advanced by McNEIL, its Affiliate or sublicensee and the commercial reasons for bringing such action. McNEIL will consult with ALGOS regarding such action during such 30-day period, taking ALGOS' views into account in good faith before making any final decision to bring such action.

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                                    ARTICLE 8

                       COMPETING PRODUCTS AND INFRINGEMENT

        8.1.

               8.1.1. If ALGOS or McNEIL become aware of substantial infringement * * * * by a third party of any issued patent included in ALGOS Patent Rights, that party shall promptly notify the other party in writing to that effect. If, prior to the expiration of * * * from said notice, ALGOS obtains a discontinuance of such infringement or brings suit against the third party infringer, then the obligation of McNEIL to pay royalties under such Patented Product shall continue unabated. ALGOS shall bear all the expenses of any suit brought by it and shall retain all damages or other monies awarded or received in settlement of such suit. McNEIL will cooperate with ALGOS in any such suit and shall have the right to consult with the ALGOS and be represented by its own counsel at its own expense.

               8.1.2. If, after the expiration of said * * * from the date of said notice, ALGOS has not obtained a discontinuance of such infringement, or brought suit against the third party infringer, then McNEIL may withhold up to *
* * of running royalties and minimum royalties under the patent of the ALGOS Patent Rights being infringed as provided in Section 8.1.3 until such time as either the third party infringement has ceased or suit for infringement has been filed by ALGOS and/or VCU; provided that McNEIL promptly brings suit if ALGOS and/or VCU does not. McNEIL shall have the right after such * * * notice period, but not the obligation, to bring suit against such infringer and join ALGOS and/or VCU as a party plaintiff, provided that McNEIL shall bear all the expenses of such suit. ALGOS will cooperate with McNEIL in any suit for infringement of a patent of the ALGOS Patent Rights brought by McNEIL against a third party, and shall have the right to consult with McNEIL and to participate in and be represented by independent counsel in such litigation at its own expense. McNEIL shall incur no liability to ALGOS as a consequence of such litigation or any unfavorable decision resulting therefrom, including any decision holding the patent invalid or unenforceable * * * * Further, the minimum royalty applicable in accordance with Section 4.5 or 4.6 for any Fiscal Year shall be reduced by the amount of running royalties in such Fiscal Year withheld hereunder.

               8.1.3. * * * of running royalties which are based solely on the infringed ALGOS Patent Rights which accrue during the pendency of any suit for infringement brought by McNEIL shall be held in escrow by McNEIL until a final decision is rendered by a court of competent jurisdiction from which no appeal can be or is taken. In the event the patent of the ALGOS Patent Rights under which such running royalties are payable is held to be invalid, the escrowed running royalties and interest shall be retained by McNEIL to the extent necessary to offset litigation expenses. In the event

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

the validity of such patent of the ALGOS Patent Rights is upheld or the suit is settled, the accrued running royalties shall be paid to ALGOS with interest, and any damages or other monies awarded or received in settlement of such suit shall be applied first to reimburse McNEIL's unreimbursed litigation expenses and the remainder treated as Net Sales of Patented Product in the Fiscal Quarter received. Further, the minimum royalty applicable in accordance with Section 4.5 or 4.6 for any Fiscal Year shall be reduced by the amount of running royalties escrowed by McNEIL during such Fiscal Year. ALGOS shall have the right to direct the investment of escrowed royalties.

        8.2.

               8.2.1. In the event ALGOS or McNEIL learn that McNEIL's making, using or selling of Licensed Product infringes, will infringe or is alleged by a third party to infringe a third party patent by reason of the combination of an NMDA Antagonist with Acetaminophen or NSAID, as the case may be, the party becoming aware of same shall promptly notify the other. ALGOS and McNEIL shall thereafter attempt to agree upon a course of action which may include: (a) modifying of the Licensed Product or its use and manufacture so as to be non-infringing; or (b) obtaining a license or assignment from said third party.

               8.2.2. In the event ALGOS or McNEIL cannot agree on modifying the Licensed Product pursuant to Paragraph 8.2.1, McNEIL shall in the first instance have the right to negotiate with said third party for such license or assignment. In the event that such negotiation results in a consummated agreement, then any lump sum payment and/or royalties to be paid thereunder shall be paid by McNEIL. * * * of any lump sum payments or royalties to be paid by McNEIL, its Affiliates and sublicensees under such McNEIL negotiated agreement shall be credited against running royalties due ALGOS hereunder, but only to the extent of reducing running royalties due ALGOS by * * * in any Fiscal Quarter with the remainder being carried over to the next payment period. The minimum royalty applicable in accordance with Section 4.5 or 4.6 for a Fiscal Year shall be reduced by the amount credited against running royalties in such Fiscal Year.

        8.3. As ALGOS' exclusive licensee to ALGOS KNOW-HOW under ALGOS Rights hereunder, McNEIL shall be entitled to enforce any ALGOS contractual rights protecting the confidentiality and non-use of such KNOW-HOW, including confidentiality and/or non-disclosure agreements entered into between ALGOS and any third parties, if ALGOS elects not to enforce such rights within thirty (30) days after receiving any request for enforcement from McNEIL.

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                                    ARTICLE 9

                 WARRANTIES, REPRESENTATIONS AND ACKNOWLEDGMENTS

        9.1.

               9.1.1.   ALGOS   expressly   warrants  and  represents   that  it
exclusively owns or controls by agreement or license all of the rights, title and interest in and to the ALGOS Rights as defined herein and that it has the full right and authority to enter into this Agreement and to carry out the transactions contemplated herein. ALGOS represents and warrants that all rights related to the subject matter of this Agreement developed under ALGOS' Consulting Agreements with * * * have been assigned or exclusively licensed to ALGOS. Subject to Section 2.2 of this Agreement and VCU's ownership of the VCU Patent Rights, ALGOS further represents and warrants that to the best of its knowledge no academic institution, member of an academic institution, corporation or any other non-governmental third party holds any property rights in the subject matter of this Agreement. Further, ALGOS represents that the patent applications and patents of Schedule A are all existing ALGOS Patent Rights in the Field. ALGOS warrants that it will promptly update such Schedule A from time-to-time. ALGOS represents and warrants that no federal government "funding agreement," as defined in 35 U.S.C. 201(b), is or was applicable to the work conducted under the Research Agreements between Algos and VCU dated January 2, 1993 and December 15, 1993.

               9.1.2. Subject to Section 2.2, ALGOS expressly warrants and represents that it has no outstanding encumbrances or agreements, either written, oral, or implied, in connection with the ALGOS Rights (other than the VCU License), and that it has not granted and will not grant during the term of this Agreement or any renewal hereof, any conflicting rights, license, consent or privilege with respect to the rights granted herein.

               9.1.3. ALGOS expressly warrants and represents that the VCU License is in full force and effect as of the Effective Date and that ALGOS is not in material breach of the VCU License nor has ALGOS received any notice of termination from VCU under the VCU License.

               9.1.4. ALGOS expressly warrants and represents that during the term of this Agreement it will comply with all terms and provisions of the VCU License to prevent termination of McNEIL's rights to the VCU Patent Rights.

        9.2. McNEIL makes no representation or warranty that it will market products in the Field under this Agreement. Furthermore, all business decisions including, without limitation, seeking of regulatory approval to market and selecting and conducting of clinical trials for supporting an NDA, as well as design, manufacture,

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

sale, price and promotion of products covered under this Agreement and the decision whether to sell a particular product shall be within the sole discretion of McNEIL and/or its Affiliates.

        9.3. ALGOS hereby acknowledges herein that McNEIL and its Affiliates already sell a large variety of products and acknowledges that McNEIL and its Affiliates may now or in the future develop or acquire pharmaceutical products which may serve a similar therapeutic function or compete with products in the Field. Further, ALGOS recognizes that McNEIL and its Affiliates have been actively involved in research and development in the medical field and in the investigation of entries into the pharmaceutical field for various therapeutic uses and that McNEIL and its Affiliates intend to continue with such activities. These activities may result in products which would compete with products in the Field. Should any such products be developed and/or marketed, they would not be subject to any royalties or other obligations to ALGOS hereunder if not a Patented Product or Licensed Product having Regulatory Market Exclusivity. Moreover, ALGOS realizes that the products in the Field are presently in early stages of development, and accordingly it is uncertain whether or not any such product(s) will be successfully developed and marketed by McNEIL.

        9.4. ALGOS hereby represents and acknowledges that McNEIL is not obligated under this Agreement to continue development of or market products in the Field and that the payments provided by McNEIL to ALGOS in Article 3 and
Article 4 and the termination rights expressly granted to ALGOS in this Agreement are in complete satisfaction of any duty, express or implied, imposed upon McNEIL to commercially exploit any of the rights and licenses granted hereunder, including without limitation, any obligation on the part of McNEIL and/or its Affiliates to exercise any specific level of effort in developing and marketing product(s) in the Field. Conversely, McNEIL hereby represents and acknowledges that Sections 4.5 and 4.6 require the payment of minimum royalties to ALGOS under certain circumstances, even if McNEIL, its Affiliates and sublicenses have no Net Sales of Licensed Products.

        9.5. ALGOS expressly warrants and represents that, at the time of execution of this Agreement, it knows of no facts that would render the Licensed Product obsolete. Further, ALGOS expressly warrants and represents that, at the time of execution of this Agreement, it knows of no third party patents or pending applications that would materially affect McNEIL's ability to sell Licensed Product nor ALGOS' ability to obtain patent protection for ALGOS Rights.

        9.6. Each party expressly warrants and represents that it has no agreement nor any other obligation to any third party that would in any way interfere, hamper or limit its ability to carry out and fulfill its obligations under this Agreement.

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                                   ARTICLE 10

                              TERM AND TERMINATION

        10.1. This Agreement shall remain in force unless otherwise terminated in accordance with any of the provisions herein, except that ALGOS' obligation to continually provide ALGOS KNOW-HOW to McNEIL shall cease upon the last to occur of the following events:

                10.1.1. The expiration date of the last to expire issued patent or abandonment of the sole remaining pending patent application, whichever shall be last to occur, of the ALGOS Patent Rights, or

                10.1.2. Ten (10) years after the Effective Date of this Agreement.

        10.2. Upon any material breach of, or material default under, this Agreement by a party, the other party may terminate this Agreement in whole or in part by giving ninety (90) days written notice to the breaching party. Said notice shall become effective at the end of such period, unless during said period the breaching party shall cure such breach or default.

        10.3.  McNEIL  shall have the right to  terminate  the  license  granted hereunder in its entirety, or as to all Licensed Products comprising Acetaminophen, or as to all Licensed Products comprising NSAIDs, upon sixty (60) days written notice to ALGOS; provided, however, that no such termination notice shall be delivered before the date * * * after the Effective Date. Upon termination by operation of this Section 10.3, all terminated licenses granted to McNEIL hereunder shall cease and McNEIL shall be free of any unaccrued obligation to make any payments to ALGOS relating to the terminated license pursuant to Articles 3 and 4 herein.

        10.4. ALGOS shall have the right to terminate certain rights of McNEIL under this Agreement in accordance with the provisions of Sections 5.1, 5.3 and
5.4 hereof and the entire Agreement in accordance with the provisions of Section 3.2.

        10.5. ALGOS or McNEIL may terminate this Agreement should the other party commit an act of bankruptcy, be declared bankrupt, voluntarily file or have filed against it a petition for bankruptcy or reorganization unless such petition is dismissed within sixty (60) days of filing, enter into a procedure of winding up to dissolution or should a trustee or receiver be appointed for its business assets or operations. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for the purposes of Section 365(n)of Title 11, U.S. Code ("Bankruptcy Code") license rights to "intellectual property" as defined under Section 101(60) of the Bankruptcy Code. The parties agree that McNEIL, as a licensee of such right, under this

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

Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

        10.6. Upon termination of any license granted herein, in part or in whole as to any Licensed Product, McNEIL shall have the right to sell off any Licensed Product in its inventory provided McNEIL pays to ALGOS the running royalties calculated in accordance with Section 4.1. The rights and obligations of Sections 3.3, 4.9, 5.10, 10.6, 10.7, 13.1, 13.4, 13.5, 13.6 and 13.9, and
Articles 6 and 11, shall survive termination of this Agreement.

        10.7. Upon termination of this Agreement by ALGOS pursuant to Section 3.2, 10.2 or 10.5, or termination of the license for products comprising Acetaminophen under Sections 5.1 or 5.3, ALGOS shall have a paid-up, worldwide, nonexclusive license to use, and have access to, and McNEIL shall provide to ALGOS, all data in McNEIL's possession generated in the studies described in Sections 5.1 and 5.2. McNEIL will not be required to transfer any registrations for Licensed Products or to grant any license rights under any McNEIL patents.

                                   ARTICLE 11

                                INDEMNIFICATION

        11.1. McNEIL shall defend, indemnify and hold ALGOS and VCU, its directors, officers and employees, harmless from and against any and all claims, suits or demands for liability, damages, losses, costs and expenses (including the costs and expenses of attorneys and other professionals) arising out of third party claims or suits or demands based on bodily injury or property damage resulting from the clinical testing, manufacture, use or sale of product in the Field by McNEIL or its Affiliates or sublicensees pursuant to this Agreement.

        11.2. ALGOS shall defend, indemnify and hold McNEIL, its directors, officers and employees, harmless from and against any and all claims, suits or demands for liability, damages, losses, costs and expenses (including the costs and expenses of attorneys and other professionals) arising out of third party claims or suits or demands based on bodily injury or property damage resulting from the clinical testing by ALGOS or its Affiliates pursuant to this Agreement.

        11.3. Each party ("Indemnifying Party") shall defend, indemnify and hold the other party and its directors, officers and employees, harmless from and against any and all claims, suits, and demands for liability, damages, losses, costs and expenses (including the costs and expenses of attorneys and other professionals) arising out of or

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resulting  from  the  inaccuracy  of any  representation  or the  breach  by the
Indemnifying Party of any warranty, covenant or agreement contained in this Agreement.

        11.4. In the event that any party hereunder seeks indemnification under this Article 11, such party shall: (a) promptly inform the indemnifying party of any claim, suit or demand threatened or filed, (b) permit the indemnifying party to assume direction and control of the defense of claims resulting therefrom (including the right to settle such claims for money damages at the sole discretion of the indemnifying party), and (c) cooperate as requested (at the expense of the indemnifying party) in the defense of such claims.

        11.5. An indemnifying party's (including sublicensees') obligations under this Article 11 shall not extend to any claims, suits or demands for liability, damages, losses, costs and expenses, arising from the indemnified party's failure to comply with the terms and conditions of this Agreement or arising from the negligence or willful misconduct of the indemnified party, its agents or employees.

        11.6. McNEIL shall maintain commercial general liability insurance and product liability insurance or self insurance in an amount not less than * * * per occurrence, bodily injury/property damage combined. Upon written request by ALGOS and/or VCU, McNEIL shall provide certificates of insurance evidencing such insurance coverage. The certificates of insurance shall provide 30 days written notice of cancellation.

                                   ARTICLE 12

                                   VCU LICENSE

        12.1. ALGOS shall use its best efforts not to cause the termination and shall not seek to terminate the VCU License during the term of this Agreement without the express written consent of McNEIL.

        12.2. ALGOS shall use its best efforts to perform all duties and obligations required under the VCU License. ALGOS shall notify McNEIL within five (5) days of its receipt of any termination notices from VCU of the VCU License and at McNEIL's option shall seek to avoid said termination or shall subrogate McNEIL to ALGOS rights under the VCU License to enable McNEIL to seek to avoid said termination.

        12.3. ALGOS shall inform McNEIL of any renegotiation of the VCU License, and shall not modify any terms or provisions of the VCU License, if such renegotiation or modification will adversely affect McNEIL's rights under this Agreement, without McNEIL's written consent, which shall not be unreasonably withheld. ALGOS shall promptly provide McNEIL with a copy of such renegotiated or modified VCU License.

        12.4. In order to provide adequate protection of McNEIL's interest in avoiding the termination of the VCU license, ALGOS agrees that should ALGOS default or receive a notice from VCU of default under the VCU license for failure to timely pay royalties, ALGOS shall notify McNEIL within five (5) days of its receipt of such notice and, if ALGOS has not already cured any default, McNEIL at its option may cure any such default on ALGOS' behalf, including paying any delinquencies. McNEIL may credit any such payments made to VCU to cure ALGOS' delinquency against future payments due to ALGOS hereunder. The minimum royalty applicable for any Fiscal Year in accordance with Section 4.5 or
4.6 shall be reduced by the amount of running royalty paid directly to VCU for Net Sales made during such Fiscal Year.

                                   ARTICLE 13

                                  MISCELLANEOUS

        13.1.

               13.1.1. Disagreements described in Section 1.15 regarding fair market values or Section 4.7 regarding deadlines and/or extension of payment requirements shall be submitted to an independent industry expert selected by mutual agreement of the parties within sixty (60) days of a request by either party. If the parties are unable to agree on an independent industry expert, each shall name one such expert prior to the end of the 60-day period and those two experts shall mutually select a third independent industry expert within ten
(10) additional days. The third expert shall serve as the deciding expert for purposes of this Section 13.1.1; the other two shall be relieved of any responsibilities other than selecting the third expert. Each party shall submit written materials to each other and the expert within sixty (60) days after his or her selection. Each party shall then have fifteen (15) days to submit a written rebuttal to the other's materials. The expert shall determine the fair market value in dispute, or the justification for, and duration of, any extension of deadlines and/or payment requirements hereunder, based upon such submissions. The expert's determination shall be dispositive and be given retroactive effect. Until such determination is delivered to the parties, McNEIL shall calculate such fair market values, or the justification for, and duration of, any extension of deadlines and/or payment requirements, in good faith and make applicable deadlines and/or payments accordingly.

               13.1.2. The parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement. It is the objective of the parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the parties agree to follow the procedures set forth in this Section 13.1 if and when a dispute arises under this Agreement.

        Any party may, by written notice to the other, have any dispute referred to their respective executive officers designated below or their successors or designated corporate officers, for attempted resolution by good faith negotiations within fourteen (14) days after such notice is received. Said designated executive officers are as follows:

               For McNEIL:   President

               For ALGOS:    Chief Executive Officer

               In the event the designated executive officers are not able to resolve such dispute, either party may at anytime after the 14 day period invoke the provisions of Section 13.1.3 hereinafter.

               13.1.3. Any dispute, controversy or claim arising out of or relating to this Agreement, or the parties' decision to enter into this Agreement, including, without limitation, disputes relating to the validity, construction, enforceability, alleged breach, termination or performance of this Agreement, other than disputes which are expressly referred to an industry expert under Section 13.1.1 and disputes arising out of or relating to the validity, enforceability or infringement of any of the ALGOS Patent Rights, shall be settled by binding Alternative Dispute Resolution ("ADR") in the manner described below:

                        (a) If a party intends to begin an ADR to resolve a dispute, such party shall provide written notice (the "ADR Request") to counsel for the other party informing such other party of such intention and the issues to be resolved. From the date of the ADR Request and until such time as any matter has been finally settled by ADR, the running of the time period contained in Section 10.2 as to which party must cure a breach of this Agreement shall be suspended as to the subject matter of the dispute.

                        (b) Within ten (10) business days after the receipt of the ADR Request, the other party may, by written notice to the counsel for the party initiating ADR, add additional issues to be resolved.

               13.1.4. The ADR shall be conducted pursuant to the J.A.M.S./ ENDISPUTE Comprehensive Arbitration Rules and Procedures attached hereto as
Schedule I. Should J.A.M.S./ENDISPUTE or its successor organization not exist at the time of arbitration, the rules referenced herein shall be followed by the
Panel (as hereinafter defined), who shall also manage the arbitration. Notwithstanding those rules, the following provisions shall apply to the ADR hereunder.

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

                        (a) ARBITRATOR. The arbitration shall be conducted by a panel of three arbitrators ("the Panel"). The Panel shall be selected from a pool of retired independent United States federal judges to be presented to the parties by J.A.M.S./ ENDISPUTE. If the parties are unable to agree on a panel of arbitrators within fifteen (15) days after the pool is presented to them, each shall name one and those two arbitrators shall mutually select the third from the pool. Should J.A.M.S./ENDISPUTE or its successor organization not exist at the time of arbitration, the rules referenced herein shall be followed by the Panel (as hereinafter defined), who shall also manage the arbitration. Each arbitrator shall be neutral, disinterested, impartial, and independent of the parties and others having any known interest in the outcome, and shall abide by the AAA/ABA Code of Ethics for Arbitrators in Commercial Disputes. There shall be no ex parte communications with any arbitrator either before or during the arbitration relating to the dispute or issues involved in the dispute or the arbitrator's views on any such issue.

                        (b) PROCEEDINGS. The time periods set forth in the J.A.M.S./ENDISPUTE rules shall be followed, unless a party can demonstrate to the Panel that the complexity of the issues or other reasons warrant the extension of one or more of the time tables. In such case, the Panel may extend such time tables, but in no event shall the time tables being extended so that the ADR proceeding extends more than eighteen (18) months from its beginning to the award. In regard to such time tables, the parties (i) acknowledge that the issues that may arise in any dispute involving this Agreement may involve a number of complex matters and (ii) confirm their intention that each party will have the opportunity to conduct complete discovery with respect to all material issues involved in a dispute within the framework provided above. The Panel shall not award punitive damages to either party and the parties shall be deemed to have waived any right to such damages. The Panel shall, in rendering its decision, apply the substantive law of the State of New York, without regard to its conflict of laws provisions, except that the interpretation of and enforcement of this Section shall be governed by the Federal Arbitration Act. The Panel shall apply the Federal Rules of Evidence to the hearing. The proceeding shall take place in the City of New York. The fees of the Panels and J.A.M.S./ENDISPUTE shall be paid by the losing party which shall be designated by the Panel. If the Panel is unable to designate a losing party, it shall so state and the fees shall be split equally between the Parties.

                        (c) AWARD. The Panel is empowered to award any remedy allowed by law, including money damages, multiple damages, prejudgment interest and attorneys' fees, and to grant final, complete, interim, or interlocutory relief, including injunctive relief but excluding punitive damages. The decision shall be rendered in writing, including a full and precise statement of the factual and legal bases for such decision.

                        (d) COSTS. Except as set forth in Section 13.1.3(c), above, each party shall bear its own legal fees. The Panel shall assess its costs, fees and expenses against the party losing the ADR unless it believes that neither party is the clear loser, in which case the panel shall divide its fees, costs and expenses according to its sole discretion.

                        (e) CONFIDENTIALITY. The ADR proceeding shall be confidential and the Panel shall issue appropriate protective orders to safeguard each party's confidential information. Except as required by law, no party shall make (or instruct the Panel to make) any public announcement with respect to the proceedings or decision of the Panel without prior written consent of each other party. The existence of any dispute submitted to ADR, and the award, shall be kept in confidence by the parties and the Panel, except as required in connection with the enforcement of such award or as otherwise required by applicable law.

               13.1.5. Any duty to arbitrate under this Agreement shall remain in effect and enforceable after termination of the contract for any reason.

               13.1.6. For the purposes of this Section 13.1, the parties acknowledge their diversity (ALGOS having its principal place of business in New Jersey and McNEIL having its principal place of business in Pennsylvania) and agree to accept the jurisdiction of the Federal District Court in New York, New York for the purposes of enforcing awards entered pursuant to this Section and for enforcing the agreements reflected in this Section.

               13.1.7. Any dispute arising out of or relating to the validity, enforceability or infringement of any of the ALGOS Patent Rights shall be subject to resolution in a court having appropriate jurisdiction in the country or territory where the patent is issued. Each of ALGOS and McNEIL hereby waives its right to trial by jury to resolve any such claim or controversy.

        13.2. Any delays in or failures of performance by a party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to: acts of God; acts, regulations or laws of any government; strikes or other concerted acts of workers; fires; floods; explosions; riots; wars; rebellions; and sabotage; and any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence.

        13.3. This Agreement, or any of the rights and obligations created herein, shall not be assigned or transferred, in whole or in part, by either party hereto without the prior written consent of the other party; provided, however, that either party shall have the right to assign this Agreement to any Affiliate or to the successor of all or substantially all of its business to which this Agreement relates without such prior written consent. Any attempted assignment or transfer of such rights or obligations without such consent, except as provided herein, shall be void.

        13.4. The waiver by a party, whether express or implied, of any provisions of this Agreement, or of any breach or default of a party, shall not be construed to be a continuing waiver of such provision, or of any succeeding breach or default or of a waiver of any other provisions of this Agreement.

        13.5.  All  matters   affecting  the   interpretation,   validity,   and
performance of this Agreement shall be governed by the laws of the State of New York, U.S.A., without regard to its choice or conflict of law principles.

        13.6. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The parties shall replace such ineffective provision for such jurisdiction with a valid and enforceable provision which most closely approaches the idea, intent, and purpose of this Agreement, and in particular, the provision to be replaced.

        13.7. ALGOS and McNEIL are independent contractors and shall not be deemed to be partners, joint ventures or each other's agents, and neither shall have the right to act on behalf of the other except as expressly provided hereunder or otherwise expressly agreed to in writing.

        13.8. McNEIL shall have the right to promote and sell Licensed Product under trademarks selected by McNEIL, which trademarks shall be and remain the property of McNEIL. Nothing herein shall be deemed to give ALGOS, either during the term of this Agreement or thereafter, any right to McNEIL trademarks or their use.

        13.9. It is the mutual desire and intent of the parties to provide certainty as to their future rights and remedies against each other by defining the extent of their mutual undertakings as provided herein. The parties have in this Agreement incorporated all representations, warranties, covenants, commitments and understandings on which they have relied in entering into this Agreement and, except as provided for herein, neither party has made any covenant or other commitment to the other concerning its future action.
Accordingly, this Agreement and the schedules attached hereto (i) constitutes the entire agreement and understanding between the parties with respect to the matters contained herein, and there are no promises, representations, conditions, provisions or terms related thereto other than those set forth in this Agreement, and (ii) supersedes all previous understandings, agreements and representations between the parties, written or oral relating to the subject matter hereof. The parties hereto may from time to time during the continuance of this Agreement modify, vary or alter any of the provisions of this Agreement, but only by written agreement of all parties hereto.

        13.10. All communications, reports, payments and notices required by this Agreement shall be addressed to the parties at their respective addresses set forth below or to such other address as requested by a party by notice in writing to the other parties.

               If to ALGOS   Attention:  President
                                    Algos Pharmaceutical Corporation
                                    Collingwood Plaza 4900 Route 33
                                    Neptune, New Jersey  07753-6804

               If to McNEIL: Attention:  President
                                    McNeil Consumer Products Company
                                    7050 Camp Hill Road
                                    Fort Washington, Pennsylvania  19034

               With a copy to:      Chief Patent Counsel
                                    Johnson & Johnson
                                    One Johnson & Johnson Plaza
                                    New Brunswick, New Jersey  08933

        All such notices, reports, payments and communications shall be made by First Class mail, postage prepaid, and shall be considered made as of the date of deposit with the United States Post Office.

        IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

ALGOS PHARMACEUTICAL                MCNEIL CONSUMER PRODUCTS
CORPORATION                                 COMPANY, A DIVISION OF
                                            MCNEIL-PPC, INC.

By:________________________________         By:_________________________________
        John W. Lyle                               Brian D. Perkins
        President & CEO                                   President

Date:______________________________         Date:_______________________________

                                   SCHEDULE A

                               ALGOS PATENT RIGHTS

  ***********************Schedule Intentionally Omitted***********************

                                   SCHEDULE B

                  MCNEIL DENTAL PAIN STUDY FOR LICENSED PRODUCT
                            COMPRISING ACETAMINOPHEN

  ***********************Schedule Intentionally Omitted***********************

                                   SCHEDULE C

                  ALGOS DENTAL PAIN STUDY FOR LICENSED PRODUCT
                            COMPRISING ACETAMINOPHEN

                                PROTOCOL SYNOPSIS

     *********************Schedule Intentionally Omitted********************

                                   SCHEDULE D

                             MILESTONE PATENT CLAIMS

MILESTONE CLAIM A:

********************Intentionally Omitted****************

MILESTONE CLAIM B:

********************Intentionally Omitted****************

                                   SCHEDULE E

                CONFIDENTIALITY AGREEMENT EFFECTIVE JULY 5, 1995

                            CONFIDENTIALITY AGREEMENT

        This Agreement is by and between Algos Pharmaceutical Corporation, having an address of Collingwood Plaza, 4900 Route 33, Neptune, New Jersey 07753 (hereinafter referred to as "ALGOS") and McNeil Consumer Products Company a division of McNEIL-PPC, Inc., having an address of 7050 Camp Hill Road, Fort Washington, Pennsylvania 19034 (hereinafter referred to as "McNEIL").

                                   WITNESSETH

        WHEREAS, ALGOS has developed new uses for combination products containing dextromethorphan and morphine: dextromethorphan and codeine: dextromethorphan and various other narcotic analgesics; dextromethorphan and acetaminophen; and dextromethorphan and various nonsteroidal anti-inflammatory drugs (all hereinafter referred to as "Products") and possesses patent applications and clinical and animal studies relating to such Products and business information relating to its organizational structure and its business strategies for such Products and terms upon which ALGOS is willing to license and/or sell rights to such Products and/or enter into a business relationship regarding such Products (all hereinafter referred to as "Information"), which ALGOS considers proprietary; and

        WHEREAS, McNEIL possesses certain information relating to its interest in the Products (hereinafter referred to as "Information"), which McNEIL considers proprietary; and

        WHEREAS, the parties wish to make mutual disclosures and exchanges of their respective Information for the sole purpose of enabling the parties to evaluate their respective interests in entering into a future business relationship with respect to such Information.

        NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, the parties do agree as follows:

        1. Each party agrees to keep the other party's information in confidence and not to disclose or otherwise use the other party's Information for any purpose other than for the performance of the evaluation herein described without the prior written consent of the other party. Accordingly, each party agrees to treat the Information which it receives as it would its own proprietary Information and to take all reasonable precautions to prevent the unauthorized disclosure to any third party of the Information which it receives hereunder; provided, however, that nothing herein shall prevent either party from disclosing the other party's Information to an Affiliate (which for the purposes of this Agreement means any company or other legal entity, in whatever country organized, controlling, controlled by, or under common control with a party to this Agreement), agent or consultant, who is under a similar obligation of confidentiality to the receiving party hereunder.

        2. In order to be deemed confidential, the Information shall be supplied to the receiving party in written form and identified as being confidential or, if disclosed orally, shall be confirmed in writing within thirty (30) days of its oral disclosure. All such Information properly identified as confidential shall at the disclosing party's request be returned to it, except that one (1) copy shall be retained by counsel for the receiving party to ensure compliance hereunder.

        3. The above notwithstanding, the receiving party's obligations of confidence and nonuse with respect to the Information disclosed hereunder shall not include:

          (a) Information which, at the time of disclosure to the receiving party, is published, known publicly or is otherwise in the public domain;

          (b) Information which, after disclosure to the receiving party, is published or becomes known publicly or otherwise becomes part of the public domain, through no fault of the receiving party;

          (c) Information which, prior to the time of disclosure to the receiving party, is known to the receiving party, as evidenced by its written records;

          (d) Information which has been or is disclosed to the receiving party in good faith by a third party who was not, or is not, under any obligation of confidence or secrecy to the other party at the time said third party discloses to the receiving party;

          (e) Information which is independently developed by or on behalf of the receiving party, without reliance on the Information received hereunder as evidenced by its written records; or

          (f) Information which the receiving party is required to disclose in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction, provided that the disclosing party is notified of the required disclosure and permitted to oppose such disclosure by an appropriate legal means.

        4. The above provisions notwithstanding, each party agrees to keep in strict confidence and not to disclose the identity, interest and participation of the other party in the work or evaluation and the relationship of the parties hereunder.

        5. Each party represents that it is under no obligation to any third party that would interfere with its disclosing the above-described Information to the other party and, further, that any Information which it transmits or otherwise discloses to the other party is not Information with respect to which the disclosing party is under any obligation to keep confidential or which the disclosing party knows to be the proprietary property of any third party.

        6. Except as expressly set forth in this Agreement, no right or license to use any Information disclosed hereunder, either express or implied, is granted by the parties to this Agreement.

        7. Nothing contained herein shall be construed as granting or implying any commitment by the parties to enter into any other agreement. Any arrangement for the parties to enter into a business relationship with respect to the Information shall be conditional upon a further agreement being negotiated and executed.

        8. Nothing herein shall preclude either party hereto from entering into a similar relationship with any third party nor shall preclude McNEIL from conducting research in or entering into a relationship with a third party in the same or related fields of technology. Moreover, it is understood that McNEIL and/or its Affiliates are currently working in the same or related fields of technology and are exploring relationships with third parties in such fields of technology.

        9. The obligations of confidentiality and nonuse set forth herein shall remain in effect for a period of five (5) years after the date last signed below.

        10. This Agreement does not obligate McNEIL to disclose the results of its evaluation of the Information it receives nor its reasons for not pursuing or commercializing the same.

        11. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its choice of law provisions.

        IN WITNESS WHEREOF, the parties intending to be legally bound have caused this Agreement to be executed by their duly authorized representatives as of the last date written below.

ALGOS PHARMACEUTICAL                    McNEIL CONSUMER PRODUCTS
CORPORATION                             COMPANY, a division of
                                        McNeil-PPC, Inc.

By:__________________     By:__________________

Name:________________     Name:________________

Title:_______________     Title:_______________

Date:________________     Date:________________

                                    AMENDMENT

        This Amendment is by and between Algos Pharmaceutical Corporation, having an address of Collingwood Plaza, 4900 Route 33, Neptune, New Jersey, 07753 (hereinafter referred to as "ALGOS") and McNeil Consumer Products Co., a division of McNeil-PPC, Inc., having an address at 7050 Camp Hill Road, Ft. Washington, Pennsylvania, 19034 (hereinafter referred to "McNeil").

        WHEREAS, ALGOS and McNEIL entered into a Confidentiality Agreement on June 23, 1995 (hereinafter referred to as "Agreement") relating to certain dextromethorphan containing combination products for the purposes of enabling the parties to evaluate their respective interests in entering into a future business relationship with respect to such products; and

        WHEREAS, ALGOS and McNEIL wish to continue their discussion relating to a possible business relationship and find it necessary to exchange certain additional confidential and proprietary information not presently covered by the Agreement; and

        WHEREAS, ALGOS and McNEIL wish to amend the Agreement to cover such additional information.

        NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, the parties do agree as follows:

        1. The definition of Products is hereby amended to include topical and injectable anesthesia and urinary incontinence products of ALGOS which are the subject of pending patent applications.

        2. ALGOS Information is hereby amended to include agreements with consultants, universities and other third parties; investment history; general business information relevant to McNEIL evaluating its interest in making an equity investment in ALGOS; and the terms and conditions of any proposed business relationship with McNEIL.

        3. McNEIL Information is hereby amended to include the terms and conditions of any proposed business relationship with ALGOS.

        4. This Amendment shall be effective on the date last signed below.

        5. All other terms of the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties intending to be legally bound have caused this Amendment to be executed by their duly authorized representative as of the day and year set forth below.

ALGOS PHARMACEUTICAL         McNEIL CONSUMER PRODUCTS
CORPORATION                  COMPANY, a division of
                             McNeil-PPC, Inc.

By:__________________     By:__________________

Name:________________     Name:________________

Title:_______________     Title:_______________

Date:________________     Date:________________

                                   SCHEDULE F

                                DEVELOPMENT PLANS

    *********************Schedule Intentionally Omitted********************

                                   SCHEDULE G

                  JOHNSON & JOHNSON UNIVERSAL CALENDAR EXAMPLE

                                Johnson & Johnson

                             1996 UNIVERSAL CALENDAR

====================================================================================================================================
                 M       T      W       T      F      S       S                    M      T       W      T      F       S       S
- ------------------------------------------------------------------------------------------------------------------------------------
               1       2      3       4      5      6       7                    1      2       3      4      5       6      7

     JAN                                                               JUL
  (4 WEEKS)                                                         (4 WEEKS)

             ------------------------------------------------------            -----------------------------------------------------
               8       9      10      11     12     13      14                   8      9       10     11     12      13     14
             ------------------------------------------------------            -----------------------------------------------------
               15      16     17      18     19     20      21                   15     16      17     18     19      20     21
             ------------------------------------------------------            -----------------------------------------------------
               22      23     24      25     26     27      28                   22     23      24     25     26      27     28
- ------------------------------------------------------------------------------------------------------------------------------------
               29      30     31                                                 29     30      31

     FEB                                                               AUG
  (4 WEEKS)                                                         (4 WEEKS)
             ------------------------------------------------------            -----------------------------------------------------
                                      1      2      3       4                                          1      2       3      4
             ------------------------------------------------------            -----------------------------------------------------
               5       6      7       8      9      10      11                   5      6       7      8      9       10     11
             ------------------------------------------------------            -----------------------------------------------------
               12      13     14      15     16     17      18                   12     13      14     15     16      17     18
             ------------------------------------------------------            -----------------------------------------------------
               19      20     21      22     23     24      25                   19     20      21     22     23      24     25
- ------------------------------------------------------------------------------------------------------------------------------------
               26      27     28      29                                         26     27      28     29     30      31

     MAR                                                               SEP
  (5 WEEKS)                                                         (5 WEEKS)
             ------------------------------------------------------            -----------------------------------------------------
                                             1      2       3                                                                1
             ------------------------------------------------------            -----------------------------------------------------
               4       5      6       7      8      9       10                   2      3       4      5      6       7      8
             ------------------------------------------------------            -----------------------------------------------------
               11      12     13      14     15     16      17                   9      10      11     12     13      14     15
             ------------------------------------------------------            -----------------------------------------------------
               18      19     20      21     22     23      24                   16     17      18     19     20      21     22
             ------------------------------------------------------            -----------------------------------------------------
               25      26     27      28     29     30      31                   23     24      25     26     27      28     29
- ------------------------------------------------------------------------------------------------------------------------------------
               1       2      3       4      5      6       7                    30

                                                                       OCT
                                                                    (4 WEEKS)

     APR
  (4 WEEKS)

             ------------------------------------------------------            -----------------------------------------------------
               8       9      10      11     12     13      14                          1       2      3      4       5      6
             ------------------------------------------------------            -----------------------------------------------------
               15      16     17      18     19     20      21                   7      8       9      10     11      12     13
             ------------------------------------------------------            -----------------------------------------------------
               22      23     24      25     26     27      28                   14     15      16     17     18      19     20
- -------------------------------------------------------------------            -----------------------------------------------------
                                                                                 21     22      23     24     25      26     27
- ------------------------------------------------------------------------------------------------------------------------------------
               29      30                                                        28     29      30     31

     MAY                                                               NOV
  (4 WEEKS)                                                         (4 WEEKS)
             ------------------------------------------------------            -----------------------------------------------------
                              1       2      3      4       5                                                 1       2      3
             ------------------------------------------------------            -----------------------------------------------------
               6       7      8       9      10     11      12                   4      5       6      7      8       9      10
             ------------------------------------------------------            -----------------------------------------------------
               13      14     15      16     17     18      19                   11     12      13     14     15      16     17
             ------------------------------------------------------            -----------------------------------------------------
               20      21     22      23     24     25      26                   18     19      20     21     22      23     24
- ------------------------------------------------------------------------------------------------------------------------------------
               27      28     29      30     31                                  25     26      27     28     29      30

     JUN                                                               DEC
  (5 WEEKS)                                                         (5 WEEKS)
             ------------------------------------------------------            -----------------------------------------------------
                                                    1       2                                                                1
             ------------------------------------------------------            -----------------------------------------------------
               3       4      5       6      7      8       9                    2      3       4      5      6       7      8
             ------------------------------------------------------            -----------------------------------------------------
               10      11     12      13     14     15      16                   9      10      11     12     13      14     15
             ------------------------------------------------------            -----------------------------------------------------
               17      18     19      20     21     22      23                   16     17      18     19     20      21     22
             ------------------------------------------------------            -----------------------------------------------------
               24      25     26      27     28     29      30                   23     24      25     26     27      28     29
====================================================================================================================================

                                   SCHEDULE H

                              VCU LICENSE AGREEMENT

                               See Exhibit 10.4.1

                                   SCHEDULE I

                            J.A.M.S./ENDISPUTE RULES

                              J A M S/ENDISPUTE

                 COMPREHENSIVE ARBITRATION RULES AND PROCEDURES

J A M S
ENDISPUTE
      Innovative
      Solutions
      To Conflict

Offices Nationwide
1-800-352-5267

1.   SCOPE OF RULES
     The J A M S/ENDISPUTE

     Comprehensive Arbitration Rules and Procedures ("Rules") govern binding Arbitrations of disputes or claims that are administered by Jo Ao Mo S/ ENDISPUTE and in which any disputed claim or counterclaim exceeds $250,000, not including interest.

2.   PARTY-AGREED
     PROCEDURES

     The Parties may agree on any procedures not specified herein that are consistent with the applicable law. The Parties will promptly notify the J A M S/ENDISPUTE Case Administrator of any Party-agreed procedures and will confirm these procedures in writing. The Party-agreed procedures will be enforceable as if contained in these Rules. These Rules will control any matters not changed by the Party-agreed procedures.

3.   AMENDMENT OF RULES

     J A M S/ENDISPUTE may amend these Rules. The Rules in effect on the date of the commencement of an Arbitration (as defined in Rule 5) will apply to that Arbitration, unless the Parties have specified that another version of the Rules applies.

4.   CONFLICT WITH LAW

     If any of these Rules, or a modification of these Rules agreed on by the Parties, is discovered to be in conflict with a mandatory provision of applicable law, the provision of law will govern, and no other Rule will be affected.

5.   COMMENCING AN
     ARBITRATION

     A J A M S/ENDISPUTE Comprehensive Arbitration is commenced by either:

     (A) the submission to J A M S/ENDISPUTE by all Parties of a fully executed J A M S/ENDISPUTE Arbitration Agreement;

     (B) the submission to J A M S/ENDISPUTE of a pre-dispute written contractual provision requiring the Parties to arbitrate the dispute or claim, along with either written evidence of the intent of all Parties to comply with the requirement or a written demand by one Party that the other Party(ies) comply with the requirement; or

     (C) the oral agreement of all Parties to participate in an Arbitration conducted pursuant to these Rules.

     The Arbitration process is considered commenced when J A M S/ENDISPUTE confirms in writing the receipt of the documents described above and the agreement of all Parties to participate in the Arbitration and to be bound by its results. The date of commencement of the Arbitration is the date of J A M S/ENDISPUTE's confirmation letter.

     In the event of an oral agreement to participate in an Arbitration, even if the Arbitration is commenced with the issuance of a J A M S/ENDISPUTE confirmation letter, the Arbitration Hearing will not take place until all Parties have executed a J A M S/ENDISPUTE Arbitration Agreement.

     If a Party that is a signatory to a pre-dispute written contractual provision fails to respond to a demand for Arbitration or fails to agree to participate in the Arbitration process, J A M S/ ENDISPUTE will confirm in writing the failure to respond or participate and, pursuant to Rule 20, will schedule, and provide appropriate notice of, a Hearing or other opportunity for the Party demanding the Arbitration to demonstrate its entitlement to relief.

6.   PRELIMINARY AND
     OTHER ADMINISTRATIVE
     CONFERENCES OPTIONAL
     APPEAL PROCEDURE
                                      I-2

     (A) The Case Administrator(1) will conduct a Preliminary Conference with the Parties, by telephone, within seven (7) calendar days after the date of commencement of the Arbitration. The Case Administrator will answer any questions regarding these rules and will discuss procedural matters such as the pleading or notice of claim sequence, Arbitrator selection, a schedule for discovery, if any, and the location and scheduling of the Arbitration Hearing, including the expectations of the Parties as to the length of time the Arbitration Hearing is likely to require.

     (B) At any subsequent time, the Case Administrator may convene, or the Parties may request, additional conferences to discuss administrative or procedural matters.

(C) At either the Preliminary Conference or at subsequent conferences, the Parties a nd the Case Administrator may identify any substantive, evidentiary, procedural or discovery-related disputes that should be considered in a conference with the Arbitrator(s). In addition, at either the Preliminary Conference or at subsequent conferences, the Case Administrator may offer the assistance of J A M S/ENDISPUTE in exploring settlement through mediation or other non-binding alternative dispute resolution processes.

     (D) During the Preliminary Conference, the Case Administrator will ask the Parties if they agree to the Optional Appeal Procedure set forth in Rule 23. All Parties must agree in writing for the Optional Appeal Procedure to be effective. Once a Party has agreed to the Optional Appeal Procedure, it cannot unilaterally withdraw from it, unless it withdraws, pursuant to Rule 12, from the Arbitration. The Parties may subsequently agree to the Optional Appeal Procedure at any time prior to the Arbitration Award becoming final pursuant to Rule 22.

7.   NUMBER OF
     ARBITRATORS AND
     APPOINTMENT OF
     CHAIRPERSON

     (A) J A M S/ENDISPUTE Comprehensive Arbitrations will be conducted by one neutral Arbitrator, unless all Parties agree otherwise.

     (B) In cases involving more than one Arbitrator, the Parties will agree on, or in the absence of agreement the Case Administrator will designate, a Chairperson of the Arbitration Panel. The Chairperson will have the authority to act as a single Arbitrator for the purposes of ruling on all discovery and procedural matters, including pleading issues, but not with respect to dispositive, jurisdictional and sanction issues. All references to the Arbitrator in these Rules will apply to the Chairperson of the Arbitration Panel where appropriate.

8.   SERVICE

     Service under these Rules will be made by providing one copy of the document to each Party and two copies to the Case Administrator. If a three member Arbitrator panel is used, four copies of all documents will be provided to the Case Administrator. Service may be made by hand-delivery, Federal Express or other similar services, facsimile transmission or by U.S. mail. Service is considered effective upon the date of receipt of the document.

9.   NOTICE OF CLAIMS

     (A) If a matter has been submitted for a J A M S/ENDISPUTE Comprehensive Arbitration after a litigation has been commenced in court regarding the same claim or dispute, the pleadings in the court case, including the Complaint and Answer (with affirmative defenses and counter or cross claims), will be served on J A M S/ENDISPUTE within fourteen (14) days of the date of commencement and will be considered part of the record of the Arbitration.

     It will be assumed that the existence of such pleadings constitutes appropriate notice to the Parties of the claims, counter or cross claims, and affirmative defenses that each has. If necessary, such notice may be supplemented pursuant to Rule 9 (B).

     (B) If a matter has been submitted prior to or in lieu of the filing of the case in court or prior to the filing of an Answer, the Parties must give each other notice of all claims, counter or cross claims and affirmative defenses (including jurisdictional challenges) that each has. Such notice may be provided by the service upon the other Party(ies) and upon J A M S/ENDISPUTE, of either an appropriate pleading (in the form of either a Complaint or Answer) or a letter. The letter should include a short statement of the factual basis for the claims, counter or cross claims and affirmative defenses (including the basis of any jurisdictional challenge).

     Notice of claims, counter or cross claims and affirmative defenses may be exchanged simultaneously, in which case they should be served on J A M S/ ENDISPUTE within fourteen (14) calendar days of the date of commencement of the Arbitration, or by such other date as the Parties may agree. The responding Party(ies) may, however, in its sole discretion, wait to receive the notice of claim before serving its response, including counter or cross claims of affirmative defenses. In this case, the response, including counter or cross claims and affirmative defenses, should be served on the other Party(ies) and upon J A M S/ENDISPUTE within fourteen (14) calendar days of having received the notice of claim. Any Party that is a recipient of a counter or cross claim may reply to such counter or cross claim, including asserting jurisdictional challenges. In this case, the reply should be served on the other Party(ies) and J A M S/ENDISPUTE within fourteen (14) calendar days of having received the notice of counter or cross claim.

     No claim, counter or cross claim or affirmative defense will be considered by the Arbitrator in the absence of prior notice to the other Party(ies), unless all Parties agree that such consideration is appropriate notwithstanding the lack of prior notice.

     If any Party fails to respond to a claim or fails to reply to a counter or cross claim, that Party will be deemed to have denied the claims, counter or cross claims made against it but to have waived the right to assert other claims or challenges to jurisdiction.
                                      I-3

     (C) Amendments or additions to claims and counter or cross claims may be made only on application to the Arbitrator, who may allow such changes upon a showing of good cause and no prejudice to the opposing Party(ies).

10.  INTERPRETATION OF
     RULES AND
     JURISDICTIONAL
     CHALLENGES

     (A) Once appointed, the Arbitrator will resolve disputes about the interpretation and applicability of these Rules, including disputes relating to the duties of the Arbitrator and the conduct of the Arbitration Hearing, except that in cases involving more than one Arbitrator all such issues that may be dispositive with respect to a claim will be ruled on by the Arbitration Panel. The resolution of the issue by the Arbitrator or Panel is final.

     Jurisdictional disputes, including disputes over the existence, validity, interpretation or scope of the agreement under which Arbitration is sought, will be submitted to and ruled on by the Arbitrator(s).

     (B) Disputes arising before the appointment of the Arbitrator will be resolved by the Case Administrator, but only those disputes relating to jurisdiction and the conduct of the Hearing are subject to subsequent review by the Arbitrator.

11.  REPRESENTATION

     The Parties may be represented by counsel. Each Party will promptly notify the Case Administrator and the other Party(ies) of the name, address and telephone and fax numbers of its counsel. The attorney for a Party may act on the Party's behalf in complying with these Rules.

12.  WITHDRAWAL FROM
     ARBITRATION

     No Party may terminate or withdraw from an Arbitration after it commences (as defined in Rule 5) except, by written agreement of all Parties to the Arbitration.

13.  EX PARTE
     COMMUNICATIONS

     No Party will have any ex parte communication with the Arbitrator(s) regarding any issue related to the Arbitration. Any necessary ex parte communication with J A M S/ENDISPUTE, whether before or after the Arbitration Hearing, will be conducted through the Case Administrator.

14.  ARBITRATOR SELECTION
     AND REPLACEMENT

     (A) Unless the Arbitrator(s) has been previously selected by agreement of the Parties, the Case Administrator at the Preliminary Conference will recommend appropriate Arbitrator candidates who have been pre-screened by J A M S/ENDISPUTE for potential conflicts of interest. Any disclosures that are mandated by applicable law regarding the Arbitrator candidates will be made at this time. The Case Administrator will attempt during the Preliminary Conference to reach agreement among the Parties regarding the selection of the Arbitrator. Any disclosures that are mandated by applicable law regarding the Arbitrator Candidates will be made at this time.

     (B) If the Parties do not agree on an Arbitrator within seven (7) calendar days of the Preliminary Conference, the Case Administrator will send the Parties a list of at least five (5) Arbitrator candidates who have been pre-screened by J A M S/ENDISPUTE for potential conflicts of interest. Any disclosures that are mandated by applicable law regarding the Arbitrator candidates will be made at this time, and J A M S/ENDISPUTE will also provide each Party with a brief description of the background and experience of each Arbitrator candidate.

     Any Party may, within seven (7) calendar days of receipt of the list of names, challenge an Arbitrator candidate for cause and the Case Administrator will promptly rule on such challenges. If a challenge for cause is upheld, a replacement name will be sent to the Party(ies), along with required disclosures and background information about said candidate.

     Within seven (7) calendar days of the receipt by the Parties of the final list of names, each Party may strike two (2) names, and will rank the remaining Arbitrator candidates in order of preference. The remaining Arbitrator candidate with the highest composite ranking will become the Arbitrator.

     If this process does not yield an Arbitrator, J A M S/ENDISPUTE will designate the Arbitrator.

     (C) If a Party fails to respond in a timely manner to the list of Arbitrator candidates, the Case Administrator will deem that Party to have accepted all of the Arbitrator candidates.

     (D) In cases involving more than two Parties or the selection of more than one Arbitrator, the Case Administrator's list will include a sufficient number of candidates to yield the specified number of Arbitrators, while allowing each Party up to two (2) strikes.

     (E) Entities whose interests are not adverse with respect to the issues in dispute will be treated as a single Party for purposes of the Arbitrator selection process. J A M S/ENDISPUTE will determine whether the interests between entities are adverse for purposed of Arbitrator selection, considering such factors as whether the entities are represented by the same attorney and whether the entities are presenting joint or separate positions at the Arbitration.

     (F) If for any reason the Arbitrator who is selected is unable to fulfill the Arbitrator's duties, a successor Arbitrator will be chosen in accordance with this Rule. If a member of a panel of Arbitrators becomes unable to fulfill his or her duties after the beginning of a Hearing but before the issuance of an Award, a new Arbitrator will be chosen in accordance with this Rule unless the Parties agree to proceed with the remaining two Arbitrators. The Case Administrator will make the final determination as to whether an Arbitrator is unable to fulfill his or her duties.

     (G) All Arbitrators will execute an oath of office before being called on to make any determinations in the

Arbitration proceeding and, in any event, before the taking of evidence in the the Arbitration Hearing.

15.  EXCHANGE OF
     INFORMATION

     (A) The Parties will cooperate in good faith in the voluntary, prompt and informal exchange of all non-privileged documents and other information relevant to the dispute or claim.

     (B) The Parties will exchange copies of all non-privileged documents relevant to the dispute or a claim, including copies of all documents in their possession or control on which they rely in support of their positions or which they intend to introduce as exhibits at the Arbitration Hearing. The Parties will serve the documents within twenty-one (21) calendar days after all pleadings or notice of claims have been received, unless otherwise agreed.

     (C) The Parties will exchange the names of all individuals with knowledge of the dispute or a claim, including all individuals who they may call as witnesses at the Arbitration Hearing. The Parties will serve the names of such witnesses within twenty-one (21) calendar days after all pleadings or notice of claims have been received, unless otherwise agreed.

     (D) The Parties will exchange the names of all experts who may be called upon to testify or whose report may be introduced at the Arbitration Hearing. The Parties will serve the names of such experts within twenty-one (21) calendar days after all pleadings or notice of claims have been received, unless otherwise agreed.

     (E) At any time after all pleadings or notice of claims have been received, but no later than fourteen (14) calendar days before the Arbitration Hearing, each Party may take on deposition of an opposing Party or of one individual under the control of the opposing Party. The Parties will attempt to agree on the time, location and duration of the deposition, and if the Parties do not agree these issues will be determined by the Arbitrator. Any Party may conduct depositions of its own witnesses which may be introduced as evidence at the Arbitration Hearing if the other Party(ies) was given fair opportunity to attend the deposition and cross-examine the witness.

     (F) Upon the request of any Party, the Arbitrator will conduct a conference for the purpose of determining whether any additional information should be exchanged. Parties may request additional depositions. If the Arbitrator determines that the requesting Party has a reasonable need for the requested information, and that the request is not overly burdensome on the opposing Party(ies), the Arbitrator may order the additional information exchange. The producing Party(ies) will promptly comply with any directive of the Arbitrator by the date specified by the Arbitrator which, in no event, will be later than fourteen (14) calendar days before the Arbitration Hearing.

     (G) As they become aware of new documents or information, including experts who may be called upon to testify, all Parties remain under a continuing obligation to provide relevant, non-privileged documents, to supplement their identification of witnesses and experts, and to honor any informal agreements or understandings between the Parties regarding documents or information to be exchanged. Documents which have not been previously exchanged, or witnesses and experts not previously identified, will not be considered by the Arbitrator(s) at the Hearing, unless agreed by the Parties.

     (H) The Parties will promptly notify the Case Administrator when an unresolved dispute exists regarding discovery issues. The Case Administrator will attempt to facilitate an informal resolution of the dispute by the Parties themselves. If the dispute is not informally resolved, the Case Administrator will arrange a conference with the Arbitrator, either by telephone or in person, and the Arbitrator will decide the dispute.

16.  SUMMARY DISPOSITION
     OF A CLAIM OR ISSUE

     (A) Upon agreement of all Parties interested in a particular claim or substantive issue, the Arbitrator(s) may hear and determine a Motion for Summary Disposition of that claim or issue.

     (B) The Case Administrator will obtain the agreement of the Parties on a briefing schedule and record for the Motion. If no agreement is reached, the Arbitrator(s) will set the briefing schedule and contents of the record. Ordinarily, only opening briefs (of no more than 20 double-spaced pages) and response briefs (of no more than 10 double-spaced pages) will be allowed in a sequence to be determined. The briefs may be in the form of a letter. Ordinarily, oral argument will not be allowed, unless all Parties or the Arbitrator(s) so request.

     (C) The Arbitrator(s) will apply the same burdens as a court in the jurisdiction would apply under similar circumstances. With respect to substantive issues, the Arbitrator(s) will apply the same standard in deciding the Motion as would be applicable to the Arbitration Award.

17.  SCHEDULING AND
     LOCATION OF
     HEARING

     Unless previously agreed to by the Parties, the Arbitrator, after consulting with the Parties, will determine the location, date and time of the Arbitration Hearing. In determining the location of the Hearing, the Arbitrator will take into account such factors as the convenience of the Parties and witnesses as well as the relative resources of the Parties. Absent unusual circumstances, the Arbitration Hearing will begin within ninety (90) calendar days of the commencement of the Arbitration. The Arbitrator and the Parties will attempt to schedule consecutive Hearing days if more than one day is necessary.

18.      PRE-HEARING
         SUBMISSIONS

     (A) The Arbitrator may require a pre-Hearing conference for the purposes both of narrowing the focus of the Arbitration Hearing by stipulations of fact or joint statements of issues to be determined and of resolving any outstanding issues relating to the conduct of the Hearing. The pre-Hearing conference may be conducted by telephone.

     (B) By at least seven (7) calendar days before the Arbitration Hearing, the Parties will serve upon each other a list of the witnesses they intend to call, including any experts, along with a short description of the anticipated testimony of the witness and an estimate of the length of the witness's direct testimony. In addition, by at least seven (7) calendar days before the Arbitration Hearing, the Parties will serve upon each other copies of all exhibits intended to be used at the Hearing.

     The list of witnesses and the copies of all exhibits that the parties intend to use at the Hearing should also be served upon J A M S/ENDISPUTE for transmission to the Arbitrator(s). The Parties should pre-mark exhibits and should attempt themselves to resolve any disputes regarding the admissibility of exhibits prior to the Hearing.

     (C) The Arbitrator(s) may require that each Party submit concise written statements of position, including summaries of the facts and evidence a Party intends to present, discussion of the applicable law and the basis for the requested Award or denial of relief sought. The statements, which may be in the form of a letter, should not exceed twenty (20) double-spaced pages in length and should be submitted to J A M S/ENDISPUTE, and served upon the other Party(ies), by at least seven (7) calendar days before the Hearing date. Rebuttal statements or other pre-Hearing written submissions may be permitted or required at the discretion of the Arbitrator(s).

19.      SECURING WITNESSES
         FOR THE ARBITRATION
         HEARING

     At the request of another Party, all other Parties will produce for the Arbitration Hearing all witnesses in their employ or under their control and without need of subpoena. The Arbitrator may issue subpoenas for the attendance of witnesses or the production of documents. In the event a Party or a subpoenaed person objects to the production of a witness or other evidence, the Party may file an objection with the Arbitrator, who will promptly rule on the objection, weighing both the burden on the producing Party and the need of the proponent for the witness.

20.  THE ARBITRATION
     HEARING

     (A) The Arbitrator(s) will ordinarily conduct the Arbitration Hearing in the manner set forth in these Rules. The Arbitrator(s) may vary these procedures if the Arbitrator(s) determines that it is reasonable and appropriate to do so.

     (B) The Arbitrator(s) will determine the order of proof, which will generally be similar to that of a court trial.

     (C) The Arbitrators(s) will require witnesses to testify under oath if requested by any Party.

     (D) The Arbitrator(s) will consider evidence that he or she finds relevant and material to the dispute, giving the evidence such weight as he or she determines is appropriate. The Arbitrator(s) may be guided in that determination by the Federal Rules of Evidence or by any other applicable judicial rules of evidence; however, strict conformity to such rules of evidence is not required, except that the Arbitrator(s) will apply the Federal Rules of Civil Procedures.

     (E) The Arbitrator(s) may receive and consider witnesses' deposition testimony recorded by transcript or videotape, provided that the other Parties have had the opportunity to attend and cross- examine. The Arbitrator(s) may in his or her discretion consider witness affidavits or other recorded testimony, but will give that evidence only such weight as the Arbitrator(s) deems appropriate.

     (F) The Parties will not offer as evidence, and the Arbitrator(s) will neither admit into the record nor consider, prior settlement offers by the Parties or statements or recommendations made by a mediator or other person in connection with efforts to resolve the dispute being arbitrated.

     (G) When the Arbitrators(s) determines that all relevant and material evidence and arguments have been presented, the Arbitrator will declare the Hearing closed. The Arbitrator(s) may defer the closing of the Hearing until a date agreed upon by the Arbitrator(s) and the Parties, to permit the Parties to submit post-Hearing briefs, which may be in the form of a letter, and/or to make closing arguments. If post-Hearing briefs are to be submitted, or closing arguments are to be made, the Hearing will be deemed closed upon receipt by the Arbitrator(s) of such briefs or the making of such closing arguments.

     (H) At any time before the Award is rendered, the Arbitrator(s) may, on his or her own initiative or on application of a Party for good cause shown, re-open the Hearing. If the Hearing is re-opened and the re-opening prevents the rendering of the Award within the time limits specified by these Rules, the time limits will be extended for an appropriate period of time.

     (I) The Arbitrator(s) may proceed with the Hearing in the absence of a Party who, after having executed the Arbitration Agreement and after having receiving reasonable notice of the Hearing, fails to attend. The Arbitrator(s) may not render an Award solely on the basis of the default or absence of the Party, but will require any Party(ies) who is present to submit such evidence as the Arbitrator(s) may require for the rendering of an Award. If J A M S/ENDISPUTE reasonably believes that a Party will not attend the Hearing, the Arbitrator may receive the evidence necessary to render an Award either by a telephone conference or by affidavit.

     (J) Any Party may request that a stenographic or other record be made of the Hearing, provided that the requesting Party bear the cost of such stenographic record and that the original of the record by maintained by the reporting service so that the other Party(ies) has equal access to it.

     If a stenographic or other record is made of the Hearing, the requesting Party(ies) will provide a copy to the Arbitrator. If the Parties agree to the Optional Appeal Procedure as set forth in Rule 23, they will ensure that a

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stenographic or other record is made of the Hearing and will share the cost.

21.  WAIVER OF HEARING

     The Parties may agree to waive the oral Hearing and submit the dispute to the Arbitrator(s) for an Award based on written submissions and other evidence upon which the Parties agree.

22.  THE AWARD

     (A) Absent good cause for an extension, the Arbitrator will render the award within thirty (30) calendar days after the date of the closing of the Hearing or, if an Arbitration Hearing has been waived, within thirty (30) calendar days after the date that the Arbitrator(s) received all materials specified by the Parties.

     (B) Where a panel of Arbitrators has heard the dispute, the decision and Award of a majority of the panel will constitute the Arbitration Award and will be binding on the Parties.

     (C) Unless the Parties specify a different standard in determining the Award the Arbitrator(s) will be guided by principles of law and equity as applied to the facts found at the Arbitration hearing, including those facts relating to custom and agreement between the Parties.

     (D) The Arbitrator(s) is authorized to Award any remedy allowed by the applicable law, including multiple damages, pre or post judgment interest and attorneys' fees and expenses and to grant final or interlocutory relief, including injunctive relief, unless the Parties have agreed to a narrower scope of permissible relief. Notwithstanding this authority, the Arbitrator may not Award punitive damages unless previously agreed by the Parties or unless punitive damages are required by law to be an available remedy in such cases. In the Award, the Arbitrator may also assess Arbitration fees and expenses in favor of either Party if provided by agreement of the Parties, or in favor of J A M S/ ENDISPUTE in the event that the Arbitrator finds that fees or expenses are due J A M S/ENDISPUTE.

     (E)  The  Award  will  consist  of  a  written   statement  signed  by  the
Arbitrator(s) regarding the disposition of each claim and the relief, if any, awarded as to each claim. Unless all Parties agree otherwise, the Arbitrator(s) will also provide a concise written statement of the reasons for the Award, but this statement will not become part of the Award nor be admissible in any judicial proceeding to enforce or vacate the Award.

     (F) J A M S/ENDISPUTE will issue the Award by serving copies on the Parties.

     (G) Within seven (7) calendar days after service of the Award, any Party, with written notice to all other Parties, may serve upon the other Party(ies) and J A M S/ENDISPUTE a request that the Arbitrator(s) correct any computational, typographical or similar error in an Award, or the Arbitrator(s) may correct such errors in the Award on his or her own initiative. The Arbitrator(s) will make any necessary and appropriate correction to the Award within seven (7) calendar days of receiving a request, provided that the other Party(ies) has a reasonable opportunity to respond. The corrected Award will be served upon the Parties.

     (H) The Award is considered final, for purposes of either the Optional Appeal Procedure pursuant to Rule 23 or for purposes of a judicial proceeding to enforce, modify or vacate the award pursuant to Rule 24, after seven (7) calendar days of service of the Award, if no request for a correction is made, or as of the date of service of a corrected Award.

23.  OPTIONAL APPEAL
     PROCEDURE

     (A) The Appeal Panel will consist of three neutral members, unless the Parties agree that there will be one neutral member. Upon receipt by the Case Administrator of the written agreement of the Parties to the Optional Appeal Procedure, the Case Administrator will recommend to the Parties an Appeal Panel and will make any disclosures that are mandated by applicable law regarding the candidates for the Panel. The Case Administrator will seek the agreement of the Parties as to the selection of Appeal Panel members. If the Parties do not agree on the composition of the Appeal Panel within seven (7) calendar days of having received the Case Administrator recommendation for the Appeal Panel, the Case Administrator will appoint an Appeal Panel.

     (B) The procedure for filing and arguing an Appeal is as follows:

     (i) If all Parties have agreed to the Optional Appeal Procedure, any party may Appeal an Arbitration Award that has been rendered pursuant to Rule 22 and has become final. The Appeal must be served, in writing, to the Case Administrator and on the opposing Party(ies) within fourteen (14) calendar days after the Award has become final. The letter or other writing evidencing the Appeal must specify those elements of the Award that are being Appealed and must contain a brief statement of the basis for the Appeal.

     (ii) Within seven (7) calendar days of the service of the Appeal, the opposing Party(ies) may serve on the Case Administrator and on the opposing Party(ies) a Cross-Appeal with respect to any element of the Award. The letter or other writing evidencing the Cross-Appeal must specify those elements of the Award that are being Appealed and must contain a brief statement of the basis for the Cross-Appeal.

     (iii) The record on Appeal will consist of the stenographic or other record of the Arbitration Hearing; and all exhibits, deposition transcripts and affidavits that had been accepted into the record of the Arbitration Hearing by the Arbitrator(s). The Parties will cooperate with the Case Administrator in compiling the record on Appeal, and the Case Administrator will provide the record to the Appeal Panel. No evidence not previously accepted by the Arbitrator(s) will be considered by the Appeal Panel, unless the basis of the Appeal is non-acceptance by the Arbitrator of certain evidence or unless the Appeal Panel determines that there is good cause to re-open the record pursuant to Rule 23(d).

     (iv) The Parties may elect to rely on the memoranda or briefs previously submitted to the Arbitrator(s). In the absence of such election, the Case

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Administrator will obtain the agreement of the Parties on a briefing schedule.

     If no agreement is reached the Case Administrator will set the briefing schedule. Ordinarily, only opening briefs (of no more than 25 double-spaced pages) and response briefs (of no more than 15 double-spaced pages) will be allowed. The briefs may be in the form of a letter.

     (v) The Appeal Panel will conduct an oral argument if all Parties request such argument or may conduct oral argument, in complex cases or unusual circumstances, on its own initiative.

     If there is to be oral argument, the Case Administrator will obtain the agreement of the Parties on both the date of such argument and the duration, including the allocation of time. In the absence of agreement, the Appeal Panel will set the date and duration of the oral argument, including the allocation of time.

     (C) Once an Appeal  has been  timely  filed,  the  Arbitration  Award is no
longer   considered  final  for  purposes  of  seeking   judicial   enforcement,
modification or vacating pursuant to Rule 24.

     (D) The Appeal Panel will apply the same standard of review as the first-level appellate court in the jurisdiction would apply under similar circumstances and will also apply the grounds for review under the applicable Arbitration review statute. The Appeal Panel will respect the evidentiary standard set forth in Rule 20(d). The Panel may affirm, reverse or modify an Award.

     It may not remand to the original Arbitrator, but may reopen the record in order to review evidence that had been improperly excluded by the Arbitrator or evidence that is now necessary in light of the Panel's interpretation of the relevant substantive law. A three-member Appeal Panel will make its decision by majority vote and, absent good cause for an extension, will issue the decision within twenty-one (21) calendar days of the date of either oral argument, the receipt of the new evidence or receipt of the record and of all briefs, whichever is applicable or later. Its decision will consist of a concise written explanation, unless all Parties agree otherwise.

     (E) If a Party refuses to participate in the Optional Appeal Procedure after having agreed to do so, the Appeal Panel will maintain jurisdiction over the Appeal and will consider the Appeal as if all Parties were participating, including retaining the authority to modify any Award or element of an Award that had previously been entered in favor of the non-participating Party, assuming it believes that the record, after application of the appropriate standard of Appeal, justifies such action.

     (F) J A M S/ENDISPUTE will serve the Appeal Panel decision on the Parties. Upon service of the Appeal Panel decision, the Award will be final for purposes of judicial review.

24.  ENFORCEMENT OF THE
     AWARD

     Proceedings to enforce, confirm, modify or vacate an Award will be controlled by and conducted in conformity with the Federal Arbitration Act, 9 U.S.C. Sec 1 et. seq. or applicable state law. The prevailing Party(ies) in any such proceeding will recover from the non-prevailing Party(ies) all reasonable costs, including attorneys' fees and expenses, incurred in connection with the judicial proceeding.

25.  CONFIDENTIALITY AND
     PRIVACY

     (A) The Parties, the Case Administrator, and the Arbitrator will maintain the confidential nature of the Arbitration proceeding and the Award, including the Hearing and the written explanation of the Award, except as necessary in connection with a judicial challenge to or enforcement of an Award, or unless otherwise required by law or judicial decision.

     (B) The Arbitrator may issue orders to protect the confidentiality of proprietary information, trade secrets or other sensitive information.

     (C) Subject to the discretion of the Arbitrator or agreement of the Parties, any person having a direct interest in the Arbitration may attend the Arbitration Hearing. The Arbitrator will have the discretion to exclude any non-Party from any part of a Hearing.

26.  WAIVER OF OBJECTION

     If a Party becomes aware of a violation or failure to comply with these Rules and fails promptly to object in writing, the objection will be deemed waived, unless the Arbitrator determines that waiver will cause substantial injustice or hardship.

27.  SETTLEMENT AND
     CONSENT AWARD

     (A) The Parties may agree, at any stage of the Arbitration process, to submit the case to J.A.M.S/ENDISPUTE for mediation. The J.A.M.S/ENDISPUTE mediator assigned to the case will not be an Arbitrator or a member of the Appeal Panel, unless the Parties so agree pursuant to Rule 27(b).

     (B) The Parties may also agree to seek the assistance of the Arbitrator(s) in reaching settlement. However, the assistance of the Arbitrator(s) in such settlement efforts will not disqualify the Arbitrator(s) from serving as Arbitrator(s) if settlement is not reached nor will such assistance be argued to a reviewing court as the basis for vacating or modifying an Award.

     (C) If the Parties inform the Case Administrator in writing that they have reached a settlement, the Arbitration will be deemed terminated. If the Parties request, the Arbitrator(s) will set forth the terms of the agreed settlement in an Award which will be referred to as a Consent Award and will be binding on the Parties.

28.  SANCTIONS

     The Arbitrator(s) may order appropriate sanctions for failure of a Party to comply with its obligations under any of these Rules. These sanctions may include, but are not limited to, assessment of costs, prohibition of certain evidence, or in extreme cases ruling on an issue

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submitted  to  Arbitration adversely to the Party who has failed to comply.

29.  DISQUALIFICATION OF
     THE ARBITRATOR(S) AND
     EXCLUSION OF LIABILITY

     The Parties will not call the Arbitrator(s), the Case Administrator or any other J A M S/ENDISPUTE employee as a witness or as an expert in any pending or subsequent litigation or other proceeding involving the Parties and relating to the dispute which is the subject of the Arbitration. The Arbitrator(s), Case Administrator, and other J A M S/ENDISPUTE employees are also disqualified as witnesses or experts. The Parties will defend the Arbitrator(s), Case
Administrator and J A M S/ENDISPUTE from any subpoenas from outside Parties arising from the Arbitration. Neither the Arbitrator(s), Case Administrator nor J.A.M.S/ENDISPUTE is a necessary party in any litigation or other proceeding relating to the Arbitration or the subject matter of the Arbitration, and neither the Arbitrator(s), Case Administrator nor J.A.M.S /ENDISPUTE, including its employees or agents, will be liable to any Party for any act or omission in connection with any Arbitration conducted under these Rules.

30.  FEES

     (A) Each Party will pay its pro-rata share of J.A.M.S/ ENDISPUTE's fees and expenses as set forth in the J.A.M.S/ENDISPUTE fee schedule in effect at the time of the commencement of the Arbitration, unless the Parties agree on a different allocation of fees and expenses. The allocation of such fees and expenses will not be disclosed to the Arbitrator(s). J.A.M.S/ENDISPUTE's agreement to render services is not only with the Party, but also with the attorney or other representative of the Party in the Arbitration.

     (B) J.A.M.S/ENDISPUTE may require that the Parties deposit the fees and expenses for the Arbitration prior to the Hearing and may preclude a Party that has failed to deposit its pro-rata or agreed-upon share of the fees and expenses from offering evidence at the Hearing. J.A.M.S/ ENDISPUTE may waive the deposit requirement upon a showing of good cause.

     (C) The Arbitrator may Award against any Party fees that are due to J A M S/ENDISPUTE. In the event that one Party has not appeared and the other Party from it has paid the full amount of the fees, the Arbitrator may Award the defaulting Party's share of the fee obligation against it and in favor of the Party that has paid.

31.  BRACKETED (OR HIGH-
     LOW) ARBITRATION
     OPTION

     (A) At any time before the issuance of the Arbitration Award, the Parties may agree, in writing, on minimum and maximum amounts of damages that may be awarded on each claim or on all claims in the aggregate. The Parties will promptly notify the Case Administrator, and provide to the Case Administrator, a copy of their written agreement setting forth the agreed upon maximum and minimum amounts.

     (B) The Case Administrator will not inform the Arbitrator(s) of the agreement to proceed with this option nor of the agreed upon minimum and maximum levels, unless all Parties agree that he or she should so inform the Arbitrator(s).

     (C) The Arbitrator(s) will render the Award within twenty-one (21) calendar days after the date of the closing of the Hearing or, if an Arbitration Hearing has been waived, within twenty-one (21) calendar days after the date of the Arbitrator(s) receiving all materials specified by the Parties. In rendering the Award, the Arbitrator(s) will apply the standard set forth in Rule 22(c). The form of the final Award will be governed by Rule 22(e).

     (D) In the event that the Award of the Arbitrator(s) is in between the agreed upon minimum and maximum amounts, the Award will become final as is. In the event that the Award of the Arbitrator(s) is below the agreed upon minimum amount, the final Award issued will be at the agreed upon minimum amount. In the event that the Award of the Arbitrator(s) is above the agreed upon maximum amount, the final Award issued will be the agreed upon maximum amount.

32.  "FINAL OFFER (OR
     BASEBALL)" ARBITRATION
     OPTION

     (A) At least seven (7) calendar days before the Arbitration Hearing, the Parties will exchange and provide to the Case Administrator written proposals for the amount of money damages they would offer or demand, as applicable, and that they believe to be appropriate based on the standard set forth in Rule 22(c). The Case Administrator will promptly provide a copy of the Parties' proposals to the Arbitrator(s), unless the Parties agree that they should not be provided to the Arbitrator(s). Anytime prior to the close of the Arbitration Hearing, the Parties remain free to exchange revised written proposals of offers or demands, which will supersede all prior proposals. The revised written proposals will be provided to the Case Administrator who will promptly provide them to the Arbitrator(s), unless the Parties agree otherwise.

     (B) If the Arbitrator(s) has been informed of the written proposals, in rendering the Award the Arbitrator(s) will select between the Parties' last proposals, choosing the proposal that the Arbitrator(s) finds most reasonable and appropriate in light of the standard set forth in Rule 22(c).

     (C) If the Arbitrator(s) has not been informed of the written proposals, the Arbitrator(s) will render the Award as if pursuant to Rule 22, except that the Award will thereafter be adjusted to conform to the closest of the last proposals and the closest of the last proposals will become the Award.

     (D) The Arbitrator will render the Award within twenty-one (21) calendar days after the date of the closing of the Hearing or, if an Arbitration Hearing has been waived, within twenty-one (21) calendar days after the date of the Arbitrator(s) receiving all materials specified by the Parties. The form of the final Award will be governed by Rule 22(e).

     (1) All decisions to be made under these Rules by the Case Administrator

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will be made under the supervision of the Director of  Professional  Services or
Senior Judicial Officer of the particular J A M S/ENDISPUTE office.





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